                                                                    Exhibit 10.1





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                               PURCHASE AGREEMENT


                                 By and Between


                          FOSTER WHEELER CORPORATION,

                                 as Purchaser,

                                      and


                            A. AHLSTROM CORPORATION,

                                   as Seller



                           Dated as of June 21, 1995





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                               TABLE OF CONTENTS


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ARTICLE I

  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II

  THE TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.1.  Purchase and Sale of the Power Generation Business . . . . . . . . . . . . . . . . . . . . . .  18
         2.2.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.3.  Assumption of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.4.  Excluded Obligations and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.5.  Nonassignable Contracts and Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.6.  Instruments of Transfer and Conveyance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.7.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE III

  PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.1.  Purchase Price and Payment for Stock and Assets  . . . . . . . . . . . . . . . . . . . . . . .  26
                      (a)  Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                      (b)  Closing Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.2.  Post Closing Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                      (a)  Preparation of Preliminary Closing
                             Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                      (b)  Review of Preliminary Closing
                             Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                      (c)  Disputes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                      (d)  Final Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                      (e)  Adjustment to the Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . .  29
                      (f)  Category II Representations and
                             Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                      (g)  Amounts not in Dispute   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                      (h)  Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.3.  Working Capital Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.4.  1995 Bookings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.5.  POSCO Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.6.  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.7.  Opening Backlog  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





                                      (i)

                                                                                                             Page
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ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.1.   Existence and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.2.   Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.3.   Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.4.   Title to Stock; Capital Stock of Subject  Companies . . . . . . . . . . . . . . . . . . . . .  36
         4.5.   Financial Statements; No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . .  37
         4.6.   Products; Warranties; Warranty Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.7.   Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.8.   Title to Properties; Encumbrances; Condition  . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.9.   Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.10.  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.11.  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.12.  Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.13.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         4.14.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                      (a)  Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                      (b)  Payment of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                      (c)  Other Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         4.15.  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         4.16.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.17.  Intellectual Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.18.  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         4.19.  Employment Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         4.20.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                      (a)  List of Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                      (b)  Status of Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                      (c)  Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                      (d)  Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                      (e)  Withdrawal Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                      (f)  Tax Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                      (g)  Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                      (h)  Triggering Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                      (i)  Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                      (j)  Employee Benefit Plan Modifications  . . . . . . . . . . . . . . . . . . . . . . .  57
                      (k)  Material Increases in Benefits
                             under or Changes to Employee
                             Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         4.21.  Environmental Laws and Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         4.22.  Interests in Customers, Suppliers, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         4.23.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         4.24.  Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59





                                      (ii)

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         4.25.  Accounts Receivable; Work-in-Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         4.26.  Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         4.27.  Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         4.28.  Government Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         4.29.  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         4.30.  Backlog; Contribution I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.31.  Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.32.  Shared Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.33.  Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.34.  Affiliate Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.35.  Government Grants and Awards. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.36.  Officers and Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.37.  Bids and Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.38.  Overhead  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         4.39.  Turow Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         4.40.  Absence of Questionable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         4.41.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         4.42.  Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE V

  REPRESENTATIONS AND WARRANTIES OF PURCHASERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         5.1.  Existence and Good Standing of Purchasers; Power and Authority . . . . . . . . . . . . . . . .  63
         5.2.  No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         5.3.  Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

ARTICLE VI

  CONDITIONS TO SELLER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.1.  Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.2.  Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.3.  No Litigation Pending  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.4.  Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         6.5.  Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         6.6.  Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         6.7.  Contribution I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         6.8.  Shared Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         6.9.  Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

ARTICLE VII

  CONDITIONS TO PURCHASERS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         7.1.   Truth of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         7.2.   Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         7.3.   No Litigation Pending . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68





                                     (iii)

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         7.4.   Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         7.5.   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         7.6.   Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         7.7.   Release of Security Interests.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         7.8.   Environmental Audit.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         7.9.   No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         7.10.  FIRPTA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         7.11.  Assignment of Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         7.12.  Affiliate Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         7.13.  Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         7.14.  Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         7.15.  Contribution I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         7.16.  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         7.17.  Shared Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         7.18.  Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

ARTICLE VIII

  COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.1.   Cooperation by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.2.   Conduct of Power Generation Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.3.   Exclusive Dealing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         8.4.   Review of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         8.5.   Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         8.6.   Environmental Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         8.7.   Building and Site Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         8.8.   Non-Competition; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         8.9.   Notice of Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         8.10.  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         8.11.  Reorganizational Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         8.12.  Insurance; Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         8.13.  Receivables Repurchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         8.14.  Registrations and Use of Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         8.15.  Guaranteed Cash Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         8.16.  Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         8.17.  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         8.18.  Certain Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         8.19.  Transfer of Bioflow Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         8.20.  Contract Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         8.21.  Supplements to Certain Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

ARTICLE IX

  CERTAIN BENEFITS MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         9.1.  Retirement Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         9.2.  Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86





                                      (iv)

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         9.3.  Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         9.4.  Termination of Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         9.5.  Finnish Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         9.6.  Health Insurance Run-Off Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

ARTICLE X

  COVENANTS OF PURCHASERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
         10.1.  Cooperation by Purchasers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
         10.2.  Books and Records; Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         10.3.  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         10.4.  Release of Seller from Certain Obligations; Surety Bonds  . . . . . . . . . . . . . . . . . .  90
         10.5.  Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
         10.6.  Certain Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         10.7.  Finnish VAT Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         10.8.  Exclusive Dealing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         10.9.  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

ARTICLE XI

  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         11.1.  Tax Liabilities and Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         11.2.  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         11.3.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         11.4.  Cooperation; Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         11.5.  Section 338 Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         11.6.  Valuation and Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
         11.7.  Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
         11.8.  Cooperation; Employment Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100

ARTICLE XII

  TERMINATION PRIOR TO CLOSING; PURCHASER ELECTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
         12.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
         12.2.  Effect on Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101

ARTICLE XIII

  SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
         13.1.  Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . 101
         13.2.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
         13.3.  Indemnification Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
         13.4.  Litigation Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109





                                      (v)

                                                                                                             Page
                                                                                                             ----
ARTICLE XIV

  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         14.1.   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         14.2.   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         14.3.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         14.4.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         14.5.   Modification and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         14.6.   No Third Party Beneficiary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         14.7.   Sales and Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         14.8.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         14.9.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         14.10.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
         14.11.  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
         14.12.  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
         14.13.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         14.14.  Currency Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113





                                      (vi)

SCHEDULES
2.1(b)(ii)(A)             ADC Development Projects
2.1(b)(ii)(B)             Existing Contracts and Agreements Relating to the
                            Development Projects in Schedule 2.1(b)(ii)(A)
2.2(a)                    Excluded Contracts
2.2(f)                    Certain Excluded Assets
3.4(a)                    Closing Bookings Payment
4.1                       Jurisdictions
4.3                       Consents and Approvals
4.4(b)                    Title to Stock; Capital Stock of Subject Companies
4.4(d)                    Permitted Equity Interest in Persons
4.5(a)(i)                 Financial Statements of Power Generation Business as
                            of December 31, 1996
4.5(a)(ii)                Deviations from Ordinary Conduct of Power Generator
                            Business
4.5(a)(iii)               Ahlstrom Boilers' Net Loss
4.5(b)                    Interim Financial Statements of Power Generation
                            Business as of April 30, 1995
4.5(c)                    Seller Accounting Manual
4.5(d)                    1994 Three Year Plan
4.5(e)                    1995 Budget
4.6(a)(i)                 Claims Greater Than $50,000 Against Any Seller or
                            Subject Company Other Than Warranty and Workers'
                            Compensation
4.6(a)(ii)                Losses in Respect of Workers' Compensation Claims of
                            Each Subject Company in the United States of
                            America and Premiums Paid for Workers'
                             Compensation Insurance for Seller and Steka
4.6(a)(iii)               Warranty Costs Against Seller or Subject Company
4.7                       Books and Records
4.8                       Encumbrances
4.9                       Real Property
4.10                      Real Property Leases
4.11(a)                   Material Leases
4.11(b)                   Joint Venture and Consortium Agreement, Contracts or
                            Commitments
4.11(c)                   Agreements Containing Restrictions With Respect to
                            Payments of Profits, Dividends or Capital Stock
4.11(d)                   1995 Capital Expenditure Commitments Over $100,000
4.11(e)                   Loans in Excess of $100,000
4.11(f)                   Guarantees of Indebtedness or Obligations in Excess
                            of $100,000 individually or $250,000 in the
                             aggregate
4.11(g)                   Management Service, Consulting or Similar Type of
                            Contracts Requiring Payments in Any Year in Excess
                            of $100,000





                                     (vii)

4.11(h)                   Agreements Limiting Freedom of Seller or any Subject
                            Company to Engage in any Line of Business
4.11(i)                   Contracts Requiring Fees for Cancellation
4.11(j)                   Open Boiler Contracts Over $5,000,000 and all
                             Operation and Maintenance Contracts
4.11(k)                   Interest Rate, Currency and Other Hedging Contracts
                            Relating to Operation of Power Generation Business
4.11(l)                   Contracts and Proposals Lacking Express Waiver of
                             Consequential Damages
4.11(m)                   Letters of Credit
4.11(n)                   Sales Representative Agreements
4.11(o)                   Agreements, Contracts and Commitments Described in
                             Section 4.17(a)(iii)
4.11(p)                   Indebtedness
4.12                      Permits
4.12(a)                   Non-Transferable Permits
4.13                      Litigation
4.14(c)(i)                Audits in Progress as Scheduled to be Conducted
4.14(c)(ii)               Combined Returns
4.14(c)(iii)              Taxes Required to be Withheld or Collected Which
                             Were Not Withheld or Collected
4.14(c)(iv)               Tax Sharing Agreements
4.15                      Contingent Liabilities
4.16                      Insurance Policies
4.16(a)                   Policies Issued by Affiliated Insurance Companies
4.16(b)                   Surety Bonds
4.17                      Intellectual Property
4.19                      Collective Bargaining Agreements
4.20                      Employee Benefit Plans
4.20(h)                   Severance Benefits
4.21                      Environmental Laws and Regulations
4.22                      Interests in Customers, Suppliers, Etc.
4.23(a)                   List of Employees of Ahlstrom, Employed Full-Time in
                            the Power Generation Business
4.23(b)                   Aggregate of Salaries, Wages and Fringes
4.24                      Suppliers
4.27                      Assets
4.30                      Backlog
4.31                      Capital Expenditures 1992-1997 by Business Unit
4.32                      Shared Assets
4.33                      Material Services Provided by Ahlstrom to the Power
                            Generation Business
4.34                      Material Affiliate Contracts
4.35                      Government Grants and Awards
4.36                      Officers and Directors
4.37(a)                   Proposals Containing Terms Conditions Outside the
                            ordinary Course of Business
4.37(b)                   List of Outstanding Bids





                                     (viii)

5.2                       Purchasers' Consents
7.5                       Consents, Authorizations and Approvals
7.11                      Required Contract Consents
7.12                      Affiliate Accounts
8.4                       Review of Business
8.20(a)(i)                Contract Review Form of Opening Backlog
8.20(a)(ii)               Technical Information Related to Opening Backlog
8.20(b)                   Initial Contracts
9.2                       Employee Plans
10.4                      Seller Guarantees
10.6(b)                   Unrestricted Employees
EXHIBITS
Exhibit A                 Example of Calculation of Working Capital Deficiency
Exhibit B                 Term Sheet for Supply Agreement
Exhibit C                 Term Sheet for Strategic Alliance Agreement
Exhibit D                 Trademark License Agreement
Exhibit E-1               FW Intellectual Property License Agreement
Exhibit E-2               Ahlstrom Intellectual Property License Agreement
Exhibit F                 Environmental Audit Procedures





                                      (ix)

                               PURCHASE AGREEMENT


                 Purchase Agreement, dated as of June 21, 1995 by and between Foster Wheeler Corporation, a corporation organized under the laws of the State of New York ("FW"; and together with each Affiliate of FW designated by FW to purchase any or all of the Stock and the Assets pursuant to Section 14.2, "Purchasers") and A. Ahlstrom Corporation, a corporation organized under the laws of Finland ("Seller");


                             W I T N E S S E T H :


                 WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding stock of Ahlstrom Industrial Holdings Inc., a corporation organized under the laws of the State of Delaware ("AIH"), which in turn owns one hundred percent (100%) of the issued and outstanding capital stock of Ahlstrom Pyropower, Inc. ("API Stock"), a corporation organized under the laws of the State of Delaware ("API");

                 WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding capital stock of Steka Oy ("Steka Stock"), a corporation organized under the laws of Finland ("Steka"), and fifty-one percent (51%) of the issued and outstanding capital stock of Oy Bioflow Ab. ("Bioflow Stock"), a corporation organized under the laws of Finland ("Bioflow");

                 WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding stock of Ahlstrom Pyropower Europe B.V. ("APBV Stock"), a company organized under the laws of the Netherlands ("APBV");

                 WHEREAS, Seller owns eighty-four and 85/100 percent (84.85%) of the issued and outstanding capital stock of Ahlstrom Pyropower K.K. ("APKK Stock") a corporation organized and existing under the laws of Japan ("APKK");

                 WHEREAS, the API Stock, the APBV Stock, the Steka Stock, the Bioflow Stock and the APKK Stock are hereinafter collectively referred to as the "Stock";

                 WHEREAS, Seller owns directly through its boiler division certain assets located in Finland which are used or useful in the Power Generation Business (as hereinafter defined) of Seller and has certain liabilities associated therewith;

                 WHEREAS, the parties desire that as of the Closing Date the assets and liabilities of the Subject Companies, the Finland Assets, the Shared Assets, the ADC Assets and the Assumed Obligations will comprise all of the assets necessary to conduct and operate the Power Generation Business as currently conducted and operated by Seller and its Affiliates;

                 WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell and to cause AIH and ADC to sell, and FW desires to purchase and/or to cause one or more of its Affiliates to purchase, the Power Generation Business owned and operated by Seller and its Affiliates; and

                 WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to transfer to FW and/or an Affiliate of FW and FW desires to assume, or to cause one or more of its Affiliates to assume, the Assumed Obligations (as hereinafter defined).


                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 1.1. Definitions. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "Accounts Receivable":  as defined in Section 2.1(b)(i)(G).

                 "Acquired Intellectual Property": Intellectual Property (as hereinafter defined) that is useful or used by Seller, a Subject Company or any other Affiliate of Seller exclusively in or in connection with the Power Generation Business and which is owned or controlled by Seller, a Subject Company or any other Affiliate of Seller or to which Seller, a Subject Company or any other Affiliate of Seller otherwise has rights, together with claims for infringement and past damage in respect of any of the foregoing (including such claims against FW or any of its Affiliates and Hitachi).

                 "ADC": Ahlstrom Development Corporation, a corporation organized under the laws of the State of California.

                 "ADC Assets":  as defined in Section 2.1(b)(ii).

                 "ADC Business": the power project development and management business as conducted by ADC.

                 "ADC Development Projects":  as defined in Section 2.1(b)(ii).

                 "ADC Services Agreement":  as defined in Section 6.6(f).

                 "Adjusted Closing Payment":  as defined in Section 3.2(e)(i).

                 "Affected Employees":  as defined in Section 9.1.

                 "Affiliate": with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.

                 "Agreed Adjustments":  as defined in Section 8.20(b).

                 "Agreed Claims":  as defined in Section 13.3(d).

                 "Agreement": this Purchase Agreement, as amended from time to time as provided herein.

                 "Ahlstrom Boilers": the Power Generation Business conducted by Seller in Finland and comprising the Finland Assets.

                 "Ahlstrom Insurance Policies":      as defined in Section
8.12(a).

                 "Ahlstrom Retirement Plan":  as defined in Section 9.1.

                 "Ahlstrom Savings Plan":  as defined in Section 9.3.

                 "Ahlstrom SERP":  as defined in Section 9.1.

                 "Antitrust Clearance Date": the date by which all notifications, consents, authorizations, approvals and clearances from antitrust, competition and other governmental authorities required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and all time periods under the HSR Act shall have expired or been terminated.

"API and its Subsidiaries":  as defined in Section 4.14(c)(vi).

                 "Assets":  as defined in Section 2.1(b).

                 "Assigned Contracts":  as defined in Section 2.1(b)(i)(F).

                 "Assumed Obligations":  as defined in Section 2.3.

                 "Auditor":  as defined in Section 3.2(c).

                 "Backlog": the portion of any Booked Contract which has not been booked as revenue in accordance with International Accounting Standards Consistently Applied.

                 "Balance Sheet":  as defined in Section 4.5(a).

                 "Balance Sheet Date":  as defined in Section 4.5(a).

                 "Bioflow Agreement":  as defined in Section 8.19(a).

                 "Bioflow Price":  as defined in Section 8.19.

                 "Bookings" or "Booked Contracts": all contracts entered into by Seller or a Subject Company (or, after the Closing Date and prior to December 31, 1995, by a Purchaser or any Affiliate thereof) arising out of the conduct of the Power Generation Business and which constitute Assigned Contracts or are based on proposals referred to on Schedule 4.37(b) (other than (a) the Turow Contract and (b) Non-Conveyed Contracts the benefits of which have not been provided to a Purchaser pursuant to Section 2.5), and, in the case of each boiler or equipment supply contract in respect of which written engineering releases have been received (if applicable) and, in respect of those of such contracts which are subject to third party financing, in respect of which the financial closing for the funding has occurred.

                 "Bookings Payment":

                 (a) with respect to Bookings during the period commencing on (and including) one (1) day prior to the date of this Agreement and ending on (but not including) three (3) days prior to the Closing Date, the US dollar amount calculated as follows:

                 (A x B) x .08

         where

A = the amount equal to the aggregate contract price of Booked Contracts (other than POSCO Contracts and the amount of POSCO Bonuses), under all such Bookings in such period; and

B = weighted average Contribution I Margin (expressed as a percentage) on all Bookings in the period divided by .23 (provided that such quotient shall not exceed 1).

                 (b) with respect to Bookings during (i) the period commencing on January 1, 1995 and ending on (but not including) one (1) day prior to the date of this Agreement and (ii) during the period commencing on (and including) three (3) days prior to the Closing Date and ending on (and including) December 31, 1995, the US dollar amount calculated as follows:

                 A x .08

         where

A = the amount equal to the aggregate contract price of Booked Contracts (other than POSCO Contracts and the amount of POSCO Bonuses) under all such Bookings in the applicable period.

                 "Books and Records": all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the Power Generation Business or the ownership of the Assets and all sales and promotional literature of each Subject Company, or copies thereof, used or held for use in connection with the conduct of the Power Generation Business, including original personnel records, files, marketing and sales plans, customer lists, records and invoices; provided, however, that to the extent that Seller is legally required to retain originals of such records, files, plans, lists and invoices that also relate to businesses other than the Power Generation Business, Seller shall be entitled to retain originals of such documents and make any use thereof consistent with the provisions of this Agreement and shall provide true and correct copies thereof to FW.

                 "Building Inspection":  as defined in Section 8.7.

                 "Business Day": any day excluding Saturday, Sunday and any day on which banks in New York, New York, or Helsinki, Finland are authorized or required by law or other governmental action to close.

                 "Cash Flow Statements":  as defined in Section 4.5(a).

                 "Cash Guaranty Date": shall mean the earlier to occur of (a) the Closing Date and (b) September 19, 1995, as extended to the latest to occur of (i) the Antitrust Clearance Date, (ii) the Environmental Audit Acceptance Date and (iii) the date by which all consents listed on Schedule 7.5 attached hereto shall have been obtained; provided, however, that if the Antitrust Clearance Date or the Environmental Audit Acceptance Date occurs after September 5, 1995, the date referred to in clause (b) above shall be automatically extended by the number of days during the period commencing on (and excluding) September 5, 1995 and ending on the latest to occur of the Antitrust Clearance Date and the Environmental Audit Acceptance Date.

                 "Category I Representations and Warranties": the representations and warranties of Seller set forth in Article IV other than Category II Representations and Warranties.

                 "Category II Representations and Warranties": the representations and warranties of Seller set forth in Sections 4.5(a)(ii), 4.6, 4.10, 4.11(a), (d), (f), (g), (m) and (p), 4.15, the last sentence of Section 4.19, 4.22, 4.25, 4.26, 4.32, 4.33 and 4.35.

                 "Certificate":  as defined in Section 13.3(a).

                 "Closing":  as defined in Section 2.7.

                 "Closing Bookings Payment":  as defined in Section 3.4.

                 "Closing Date":  as defined in Section 2.7.

                 "Closing Net Worth Deficiency": the amount, if any, by which the sum of the Net Worth (as of the Closing Date) of the Power Generation Business, as reflected on the Final Closing Balance Sheet (after giving effect to any payments or adjustments made in connection with the Closing Payment and the Adjusted Closing Payment to satisfy Seller's obligation under Section 8.15 or with respect to an Interim Working Capital Deficiency or Closing Working Capital Deficiency) is less than forty-three million US dollars ($43,000,000).

                 "Closing Payment":  as defined in Section 3.1(b).

                 "Closing Working Capital Deficiency": the excess of (a) current liabilities of the Power Generation Business minus current assets (excluding any accruals for POSCO Bonuses and excluding any prepaid Taxes and other prepaid expenses relating solely to the conduct of the Power Generation Business prior to the Closing Date) of the Power Generation Business (as of the Closing Date), over (b) four million five hundred thousand US dollars ($4,500,000), as reflected on the Final Closing Balance Sheet (after giving effect to any payments or adjustments made in connection with the Closing Payment and the Adjusted Closing Payment to satisfy Seller's obligations under
Section 8.15 or with respect to an Interim Net Worth Deficiency or Closing Net Worth Deficiency). Attached as Exhibit A is an example of the calculation of the Working Capital Deficiency based on the Financial Statements, as if the Closing had occurred on December 31, 1994.

                 "Code":  the Internal Revenue Code of 1986, as amended.

                 "Confidential Information": all information relating to technology, trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, know-how, financial information, forecasts, business acquisition plans, new personnel acquisition plans, discounts, products, product specifications, designs, plans, data or ideas and any other confidential or proprietary business information.

                 "Contract Costs": shall mean the total amount of direct costs attributable to the Backlog, as determined in Seller's Management Accounting Reports delivered to FW pursuant to Section 8.2.

                 "Contribution I": shall mean an amount equal to the difference between Backlog and the Contract Costs.

                 "Contribution I Determination Date": shall mean the earlier to occur of (a) the Closing Date and (b) October 19, 1995, as extended to the latest to occur of (i) the Antitrust Clearance Date, (ii) the Environmental Audit Acceptance Date and (iii) the date by which all consents listed on
Schedule 7.5 attached hereto shall have been obtained; provided, however, that if the Antitrust Clearance Date or the Environmental Audit Acceptance Date occurs after October 4, 1995 the date referred to in clause (b) above shall be automatically extended by the number of days during the period commencing on (and excluding) October 4, 1995 and ending on the latest to occur of the Antitrust Clearance Date and the Environmental Audit Acceptance Date.

                 "Contribution I Margin": shall mean Contribution I expressed as a percentage of the Backlog.

                 "Current Monthly Balance Sheet": the most current monthly balance sheet of the Power Generation Business included within the restated management reports delivered by Seller to FW pursuant to the final paragraph of
Section 8.2.

                 "Disputed Adjustments":  as defined in Section 8.20(b).

                 "Employee Benefit Plans":  as defined in Section 4.20(a).

                 "Encumbrances": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, permits, security agreements, or any other encumbrances, restrictions or limitations on use of real or personal property or irregularities in title thereto.

                 "Environmental Audit":  as defined in Section 8.6.

                 "Environmental Audit Acceptance":  as defined in Section 7.8.

                 "Environmental Audit Acceptance Date": the date on which FW accepts in writing the results of the Environmental Audit.

                 "Environmental Auditor":  as defined in Section 8.6.

                 "Environmental Claim": any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of noncompliance or violations, investigations or proceedings arising under any Environmental Law or any permit issued under any such Environmental Law (hereinafter "Claims") including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                 "Environmental Law": any currently existing federal, state or local statute, law, rule, regulation, ordinance, code, legally binding guideline or policy or rule of common or civil law of the United States, Finland, Poland and Japan, or of any other jurisdiction in which Seller (in respect of the Power Generation Business) or any Subject Company owns any real property or conducts operations, or of any other jurisdiction which is enforced in the above-described jurisdictions, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the environment, health, safety or Hazardous Materials. With respect to Poland, Environmental Law shall include the Polish Soil and Groundwater Remediation Guidelines, an unofficial English translation of portions of which are attached as category C to Exhibit F hereto, to the extent that such Guidelines are applied by governmental authorities to any Seller Property or Premises located in Poland.

                 "ERISA":  as defined in Section 4.20(a).

                 "Exchange Act":  as defined in Section 4.40.

                 "Exchange Rate":  as defined in Section 14.14.

                 "Excluded Assets":  as defined in Section 2.2.

                 "Excluded Contracts":  as defined in Section 2.2(a).

                 "Excluded Liabilities":  as defined in Section 2.4.

                 "Final Closing Balance Sheet":  as defined in Section 3.2(d).

                 "Financial Statements":  as defined in Section 4.5(a).

                 "Finland Assets":  as defined in Section 2.1(b)(i).

"Finnish Transferred Employees":  as defined in Section 9.5(a).

                 "FW's Accountants":  as defined in Section 3.2(a).

                 "FW Savings Plan":  as defined in Section 9.3.

                 "Guaranteed Cash Amount": cash or cash equivalents in an amount not less than thirty-five million US dollars ($35,000,000).

                 "Guaranteed Contribution I Amount": the aggregate amount of Contribution I in an amount not less than seventy-five million US dollars ($75,000,000).

                 "Hazardous Materials": all infectious, toxic or hazardous pollutants, contaminants, chemicals, substances, materials or wastes of whatever kind or nature, whether liquid, solid or gaseous, defined or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "chemical substances," "toxic substances," "contaminants," "pollutants," "dangerous substances" or "dangerous waste" or words of similar import, in any language, under any applicable Environmental Law. Hazardous Materials include, without limitation, petroleum products, heavy metals, asbestos and PCBs.

"Holdback Amount":  the US dollar amount calculated as follows:

A x B

where

A = the sum of the amounts described in clauses (A) and (B) of Section 3.1(b)(i) minus the sum of the amounts described in clauses (A), (B),
         (C), (D), (E), (F) and (H) of Section 3.1(b)(ii); and

B=       .075.

                 "HSR Act": the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "HSR Filing":  as defined in Section 8.5.

                 "ICC":  as defined in Section 14.11.

                 "Income Statement":  as defined in Section 4.5(a).

                 "Indebtedness": as to any Person, without duplication, (i) all indebtedness (including principal and accrued interest) of such Person for borrowed money or for the deferred purchase price of property or services (including APKK indebtedness, soft loans from governmental entities and items classified on the Balance Sheet as pension premium loans, indebtedness of AF, long-term debt and short term debt), (ii) all drafts drawn under letters of credit issued for the account of such Person and (iii) the aggregate amount required to be capitalized under leases under which such Person is the lessee under International Accounting Standards Consistently Applied.

                 "Indemnified Party":  as defined in Section 13.3(a).

                 "Indemnifying Party":  as defined in Section 13.3(a).

                 "Initial Contracts":  as defined in Section 8.20(b).

                 "Intellectual Property": United States and foreign patents, patent applications, registered and unregistered Marks (as hereinafter defined) registered and unregistered copyrights, computer software programs, data bases, inventions, trade secrets and proprietary know-how and proprietary information of any type, whether or not written.

                 "Intellectual Property License Agreements":  as defined in
Section 6.6(d).

                 "Interim Balance Sheet":  as defined in Section 4.5(b).

                 "Interim Cash Flow Statement":  as defined in Section 4.5(b).

                 "Interim Financial Statements":  as defined in Section 4.5(b).

                 "Interim Income Statement":  as defined in Section 4.5(b).

                 "Interim Net Worth Deficiency": the amount by which the Net Worth of the Power Generation Business reflected in the Current Monthly Balance Sheet (after giving effect to any payments or adjustments made in connection with the Closing Payment to satisfy Seller's obligation under Section 8.15 or with respect to an Interim Working Capital Deficiency) is less than forty-three million US dollars ($43,000,000).

                 "Interim Working Capital Deficiency": the excess (after giving effect to any payments or adjustments made in connection with the Closing Payment to satisfy Seller's obligation under Section 8.15 or with respect to an Interim Net Worth Deficiency) of (a) current liabilities of the Power Generation Business minus current assets of the Power Generation Business (excluding any accruals for POSCO Bonuses and excluding any prepaid Taxes and other prepaid expenses relating solely to the conduct of the Power Generation Business prior to the Closing Date), over (b) four million five hundred thousand US dollars ($4,500,000), as reflected on the Current Monthly Balance Sheet.

                 "International Accounting Standards Consistently Applied":
International Accounting Standards as adopted by Seller and applied on a basis consistent with that used in the preparation of the Balance Sheet and Income Statement.

                 "IRS":  as defined in Section 4.20(c).

                 "Leases":  as defined in Section 4.10.

                 "Litigation":  as defined in Section 4.13.

                 "Loss" and "Losses":  as defined in Section 13.2(a).

                 "Marks":  as defined in Section 2.1(b)(i)(M).

                 "Material Adverse Effect": shall mean a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), operations, results of operations or prospects of the Power Generation Business taken as a whole or, where specified, each of Ahlstrom Boilers, AF and API.

                 "Multiemployer Plan":  as defined in Section 4.20(b).

                 "Net Worth": shall mean total assets minus total liabilities as reflected on a balance sheet prepared in accordance with International Accounting Standards Consistently Applied.

                 "Non-Conveyed Contracts":  as defined in Section 2.5.

                 "Offer Period":  as defined in Section 8.19(b).

                 "Opening Backlog": the list of Backlog of the Power Generation Business as conducted by Seller and its Affiliates attached hereto as Schedule 4.30 as at April 30, 1995 together with the Contribution I Margin by project.

                 "Other Contracts":  as defined in Section 8.20(c).

                 "PBGC":  as defined in Section 4.20(c).

                 "Permits":  as defined in Section 4.12.

                 "Permitted Encumbrances":  as defined in Section 4.8.

                 "Permitted Indebtedness": Indebtedness not to exceed fifteen million Finnish markka (FM 15,000,000) in the aggregate.

                 "Person": any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or other department or agency thereof or other entity.

                 "POSCO": Pyropower Operating Services Company, Inc., a corporation organized under the laws of the State of California.

                 "POSCO Bonus Payment": shall mean an amount equal to the pro rata portion of the POSCO Bonuses based on the portion of the calendar year 1995 during which the Power Generation Business is owned by Seller, whether such bonuses are approved or paid by the other parties before or after December 31, 1995.

                 "POSCO Bonuses": shall mean the aggregate amount of bonuses paid or to be paid to POSCO under POSCO Contracts

(which bonuses have been approved by the other parties to such contracts).

                 "POSCO Contracts": shall mean contracts for the operation and/or maintenance of boilers and related products to which POSCO is a party.

                 "POSCO Payment": the sum of the amounts determined pursuant to Section 3.5 and the POSCO Bonus Payment.

                 "Post-Closing Bookings Payment":  as defined in Section 3.4.

                 "Power Generation Business": that business identified as the "Ahlstrom Pyropower Sector" representing the power boiler and related products business of Seller worldwide (other than the Recovery Boiler Business and the ADC Business (except to the extent relating to the ADC Assets)), including, without limitation, the Finland Assets, the ADC Assets and the Subject Companies, and relating to the sale, design, supply, manufacture, and servicing of fluidized bed boilers including circulating and bubbling, compact boilers, package boilers, waste heat boilers, hot gas cleanup applications ("Fluxflow") other than with respect to black liquour, gasification applications other than with respect to black liquour and lime kiln gasification as used in the paper manufacturing process, fluidized bed combustion technology and its application to processes, pressurized fluidized bed technology and/or combustion processes, and other boiler applications (other than the supply and servicing of boilers comprising the Recovery Boiler Business).

                 "Preliminary Closing Balance Sheet": as defined in Section 3.2(a).

                 "Premises":  as defined in Section 8.7.

                 "Project Budgets":  as defined in Section 3.7.

                 "Purchase Price":  as defined in Section 3.1(a).

                 "Purchased Companies": collectively, API, APBV, Steka, Bioflow and APKK.

                 "Purchaser" and "Purchasers": as defined in the preamble of this Agreement.

                 "Purchaser Indemnified Party":  as defined in Section 13.2(a).

                 "Real Property":  as defined in Section 4.9.

                 "Recovery Boiler Business": the sale, design, supply, manufacture, servicing, retrofitting and operation of chemical recovery boilers.

                 "Release": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, pouring, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

                 "Reorganizational Transactions":  defined in Section 8.11.

                 "Response Action":  as defined in Section 13.2(a)(iii)(A).

                 "Restricted Period":  as defined in Section 8.8(a).

                 "Retained Shared Assets": Shared Assets of which Seller is determined to be the primary user in accordance with Section 7.17.

                 "Returns":  as defined in Section 4.14(a).

                 "Seller":  as defined in the preamble of this Agreement.

                 "Seller Controlled Group":  as defined in Section 4.20(c).

                 "Seller Guarantees":  as defined in Section 10.4(a).

                 "Seller Indemnified Party":  as defined in Section 13.2(b).

                 "Seller's Management Accounting Reports":  as defined in
Section 8.2.

                 "Seller Property": any real property and improvements thereon presently owned, leased, operated or occupied by (a) Seller and used primarily in connection with the Power Generation Business and (b) any Subject Company, including, without limitation, all Real Property.

                 "Services Agreement":  as defined in Section 6.6(g).

                 "Shared Assets":  as defined in Section 4.32.

                 "Stock":  as defined in the Fifth WHEREAS clause hereof.

                 "Strategic Alliance Agreement":  as defined in Section 6.6(b).

                 "Subject Companies": API, APBV, Steka, Bioflow, APKK, POSCO, Pyropower Corporation, a corporation organized under the laws of the State of New York ("PC"), Ahlstrom Pyropower Customer Services, Inc., a corporation organized under the laws of the State of California ("APCS"), Integration Partners, Inc., a corporation organized under the laws of the State of California ("Integration"), POSCO Gilberton, Inc., a corporation organized under the laws of the State of California ("POSCO Gilberton"), POSCO Panther Creek, Inc., a corporation organized under the laws of the State of Delaware ("POSCO Panther Creek"), Pisces Power Company, Inc., a corporation organized under the laws of the State of California ("Pisces"), Sagittarius Power Company, a corporation organized under the laws of the State of California ("Sagittarius"), CeraFilter Systems, Inc., a corporation organized under the laws of the State of Delaware ("CFS Inc."), CeraFilter Systems L.P., a limited partnership organized under the laws of the State of Delaware (CFS L.P.), Cottonwood Energy Partners, L.P., a limited partnership organized under the laws of the State of California ("Cottonwood"), Pyro Pacific Operating Company, a general partnership organized under the laws of the State of California ("Pyro Pacific"), A/C Power, a general partnership organized under the laws of the State of Maryland (A/C Power), Broad Mountain Partners, a general partnership organized under the laws of the Commonwealth of Pennsylvania ("Broad Mountain"), Ahlstrom CNIM G.I.E., a French "Groupement d'Interets Economiques" ("CNIM G.I.E."), Ahlstrom Pyropower Poland, Ltd., a limited liability company organized under the laws of Poland ("APP"), Ahlstrom Fakop, Ltd., a limited liability company organized under the laws of Poland ("AF"), Wuhan Chang Long Power Boiler Co., Ltd., a limited liability company organized under the laws of The People's Republic of China ("WCLB"), and Multipower Associates, a California general partnership ("Multipower"), Pyropower Projects Poland, Ltd., a limited liability company organized under the laws of Poland ("PPP"), POSCO A/C Power, Inc., a corporation organized under the laws of the State of California ("POSCO A/C") and Ahlstrom Pyropower Development, Ltd., a corporation organized under the laws of England ("APD").

                 "Subject Company Claims":  as defined in Section 8.12(a).

                 "Subject Company Liabilities":  as defined in Section 8.12(a).

                 "Subleases":  as defined in Section 6.6(e).

                 "Supply Agreement":  as defined in Section 6.6(a).

                 "Sydkraft":  as defined in Section 8.19(a).

                 "Tax" or "Taxes": means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, or other governmental assessments, duties, fees, levies or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

                 "Terminated Plan" and "Terminated Plans":  as defined in
Section 9.4.

                 "Termination Threshold":  as defined in Section 8.20(b).

                 "Trademark License Agreement":  as defined in Section 6.6(c).

                 "Transfer Taxes":  as defined in Section 14.7.

                 "Turow Contract": the contract between Elektrownia Turow, ABB Power and PC dated November 3, 1994, as amended to date.

                 "Uncollected Receivables":  as defined in Section 8.13(a).

                 "U.S. Prime Rate": as defined in Section 3.2(h).

                 "Working Capital Difference":  as defined in Section 3.3.

                 "1995 Budget":  as defined in Section 4.5(e).

                 "1994 Three Year Plan": as defined in Section 4.5(d).


                                   ARTICLE II

                                THE TRANSACTIONS

                 2.1. Purchase and Sale of the Power Generation Business. Upon the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, subject to Section 8.19, sell, convey, transfer, assign and deliver or cause to be sold, conveyed, transferred, assigned and delivered to Purchasers, against the receipt by Seller of the consideration specified in
Section 3.1, the Power Generation Business as a going concern as follows:

                 (a)  Stock.  Seller shall, on the Closing Date, subject to
Section 8.19, sell, convey, transfer, assign and deliver or cause to be sold, conveyed, transferred, assigned and delivered to Purchasers certificates evidencing the shares of Stock free and clear of Encumbrances of any kind whatsoever, and such certificates shall be duly endorsed in blank or be accompanied by stock transfer powers duly executed in blank or by other necessary forms, in each case, with all necessary stock transfer tax stamps affixed and cancelled.

                 (b)  Assets.

                 (i) Finland Assets. Seller shall sell, convey, transfer, assign and deliver or shall cause to be sold, conveyed, transferred, assigned and delivered the Finland Assets to a Purchaser free and clear of any Encumbrances of any kind whatsoever, except Permitted Encumbrances. The term "Finland Assets" shall mean all of the rights, title and interests of Seller and any of its Affiliates (other than the Subject Companies) in and to the assets (other than Excluded Assets) used primarily in the conduct of the Power Generation Business, tangible and intangible, real, personal and mixed, situated in or in transit from or to Finland, and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, and whether or not any of such Finland Assets have any value for accounting purposes or are carried or reflected on or referred to in the Financial Statements or the Final Closing Balance Sheet. The Finland Assets shall include but are not limited to the following categories of assets, but in no event shall include any right, title or interest to any Retained Shared Assets other than pursuant to the agreements referred to in Section 7.13:

                          (A) The real property owned by Seller described in Schedule 4.9 attached hereto, together with all right, title and interest of Seller to all buildings, facilities and other structures and improvements thereon and all privileges, easements, hereditaments and appurtenances appertaining thereto, or to any of such buildings, facilities or other structures or improvements;

                          (B) Seller's or any of its Affiliate's (other than a Subject Company's) title to, interest in or rights under the leases of real property described in Schedule 4.10 attached hereto together with all right, title and interest of Seller or any of its Affiliates (other than a Subject Company) to all buildings, facilities, fixtures and other improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

                          (C) all right, title and interest of Seller or any of its Affiliates (other than a Subject Company) to all plant, machinery, equipment, tools, spare parts, supplies, furniture, furnishings, vehicles and other fixed assets (other than Retained Shared Assets) owned or leased by Seller or any of its Affiliates (other than the Subject Companies) and used or held for use in the conduct of the Power Generation Business;

                          (D) all raw materials and inventories, wherever located, including inventories of work-in-process, stores and supplies, owned by Seller or any of its Affiliates (other than the Subject Companies) and used or held for use in connection with the conduct of the Power Generation Business;

                          (E) cash, cash equivalents, deposits, advance payments of any kind or prepayments by clients, securities, letters of credit naming

                 Seller or any of its Affiliates (other than the Subject Companies) as account party, certificates of deposit, notes, drafts, checks and similar instruments arising out of the conduct of the Power Generation Business and existing as of the Closing Date;

                          (F) all right, title and interest of Seller or any of its Affiliates (other than a Subject Company) to all contracts (other than (i) insurance not related exclusively to the Subject Companies or specific projects of the Power Generation Business and (ii) other contracts to the extent that such other contracts relate to the Excluded Liabilities and Excluded Assets), commitments, leases (other than leases of real property except as described in Section 2.1(b)(i)(B) above), purchase orders, contracts to purchase raw materials, contracts for services and supplies, contracts to supply or sell products (including circulating fluidized bed boilers and bubbling fluidized boilers and related products worldwide) and other agreements in each case arising out of the conduct of the Power Generation Business, including those set forth or required to be set forth in Schedule 4.11(a) through (p) attached hereto, other than the Excluded Contracts and Contracts relating primarily to the Excluded Assets (collectively, the "Assigned Contracts") and Retained Shared Assets;

                          (G) accounts receivable (including billed and unbilled) and notes receivable of Seller or any of its Affiliates (other than the Subject Companies) existing as of the Closing Date arising out of the conduct of the Power Generation Business ("Accounts Receivable");

                          (H) all licenses, permits, registrations and authorizations, proprietary information, methods, designs, processes, procedures, improvements thereon, refinements thereof and know-how relating thereto and all rights held by Seller or any of its Affiliates (other than the Subject Companies) to other Intellectual Property relating primarily to the conduct of the Power Generation Business, including those set forth or required to be set forth in Schedule 4.17 attached hereto and any other Acquired Intellectual Property;

                          (I)  Books and Records;

                          (J) the business consisting of the Finland Assets as a going concern;

                          (K) any rights of Seller or any of its Affiliates (other than the Subject Companies) pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations;

                          (L) all prepaid claims, prepaid Taxes, prepaid insurance premiums and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Seller or any of its Affiliates (other than the Subject Companies) to any other Person relating to the conduct of the Power Generation Business from and after the Closing Date;

                          (M) all names, marks, trade names, service marks, trademarks, corporate symbols and logos ("Marks") used primarily by Seller or any of its Affiliates (other than the Subject Companies) in connection with the Power Generation Business (excluding the name "Ahlstrom" and any other Marks that incorporate such name which will be the subject of the Trademark License Agreement), each by itself or with any other word, symbol, mark or phrase, including those set forth in
                 Schedule 4.17 attached hereto;

                          (N) fidelity, surety or similar bonds (except to the extent provided in Section 10.4) and third-party indemnities with respect to any Assumed Obligations where Seller is an indemnified party and the coverages afforded thereby, in each case other than to the extent relating to the Excluded Liabilities and Excluded Assets;

                          (O) government grants and awards relating to the Power Generation Business; and

                          (P) all other assets reflected on the Final Closing Balance Sheet.

                 (ii) ADC Assets. Seller shall or shall cause ADC to sell, convey, transfer, assign and deliver the ADC Assets to a Purchaser designated by FW, free and clear of any Encumbrances of any kind whatsoever, except Permitted Encumbrances. The term "ADC Assets" shall mean all of the rights, title and interests of Seller, ADC or any other Affiliate of Seller (other than the Subject Companies) in and to all projects in development (other than with respect to the Crown Vista project), including all plans, drawings, specifications, contracts (to the extent not otherwise covered under Section 2.1(b)(i)(F)) and other assets and information relating thereto (the "ADC Development Projects"), all such ADC Development Projects being listed on Schedule 2.1(b)(ii)(A) attached hereto and which are designated by FW at least fifteen (15) days prior to the Closing Date. Schedule 2.1(b)(ii)(B) attached hereto, sets forth the existing agreements relating to the ADC Development Projects.

The Finland Assets and the ADC Assets are herein collectively referred to as the "Assets."

                 2.2. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets shall not include any right, title or interest in any of the following, which are owned by, held by or are related to Seller or an Affiliate of Seller (the "Excluded Assets"):

                 (a) each contract, commitment, lease, purchase order, contract to purchase raw materials, or contract for services and supplies, work-in-process, contract to sell products or other agreement to which Seller is a party set forth on Schedule 2.2(a) attached hereto (the "Excluded Contracts");

                 (b) policies of insurance, fidelity, surety or similar bonds and third party indemnities where Seller or an Affiliate of Seller is an indemnified party and the coverages afforded thereby, in each case to the extent relating to the Excluded Liabilities and the assets described in Section 2.2(a), (c), (d), (e) and (f);

                 (c)  ADC and the ADC Business other than the ADC Assets;

                 (d)  the Recovery Boiler Business;

                 (e)  Retained Shared Assets; and

                 (f)  items listed on Schedule 2.2(f) attached hereto.

                 2.3. Assumption of Obligations. Upon the sale of the Assets by Seller and ADC, a Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, the obligations of Seller and ADC in respect of the following:

                 (a)  the Assigned Contracts;

                 (b) the obligations of Seller with respect to any deposits, advance payments and similar prepayments in connection with any Assigned Contracts;

                 (c) the real property described in Schedule 4.9 and the real property leases described in Schedule 4.10;

                 (d) liabilities as reflected on or reserved against in the Final Closing Balance Sheet or referred to in the footnotes thereto (if any); and

                 (e) liabilities arising out of or resulting from the ownership or use of the Assets after the Closing;

(all such obligations set forth in this Section 2.3 collectively, the "Assumed Obligations").

                 2.4. Excluded Obligations and Liabilities. Except as otherwise specifically provided in this Agreement, no Purchaser shall assume, cause to be assumed or be deemed to have assumed or caused to have assumed, (a) any obligation or liabilities of Seller, or any Affiliate of Seller arising out of or resulting from acts or omissions of Seller or any of its Affiliates in respect of the Assets prior to the Closing Date other than the Assumed Obligations, (b) except as required by law, any employee benefit plan or arrangement of Seller or ADC or any liabilities or obligations thereunder, (c) Seller's obligations under this Agreement and (d) commitments by ADC to invest in any ADC Development Projects unless designated in writing by FW for inclusion in the ADC Assets (such obligations and liabilities not assumed hereunder the "Excluded Liabilities").

                 2.5. Nonassignable Contracts and Leases. In the case of any Assigned Contracts (including any contracts listed or required to be listed in Schedule 4.17) or any contracts to which a Subject Company is a party on the Closing which are not by their terms assignable or which require the consent of a third party in connection with the sale of the Stock, Seller agrees to use commercially reasonable efforts (but at no material cost or expense to itself or any Affiliate) to obtain, or cause to be obtained in writing, prior to the Closing Date, any consents necessary to convey the benefit thereof. Purchasers shall cooperate with Seller, in such manner as may be reasonably requested (but at no material cost or expense to any Purchaser) in connection therewith, including, without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any Assigned Contract or any contracts to which a Subject Company is a party as of the Closing (i) which is by law nonassignable or otherwise nontransferable without the consent of the other party or parties thereto, unless such consent shall have been given, or (ii) as to which all the remedies for the enforcement thereof enjoyed by Seller or any of its Affiliates would not, as a matter of law, pass as an incident of the assignments or other transfers provided by this Agreement. In those cases where consents have not been obtained to the sale, conveyance, assignment or delivery to Purchasers of any Assigned Contract or contract requiring consent in connection with the sale of the Stock to which a Subject Company is a party as of the Closing (collectively, "Non-Conveyed Contracts"), Seller shall, promptly following FW's written request, take all commercially reasonable steps and actions to provide Purchasers with the benefit of such Non-Conveyed Contracts (including, but not limited to, (i) enforcing, at the request and expense of Purchasers, any rights of Seller arising with respect thereto (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of Purchasers) or (ii) permitting Purchasers to enforce any rights arising with respect thereto) as if such Non-Conveyed Contracts had been sold, conveyed, assigned and delivered to Purchasers; provided, however, that Purchasers shall use commercially reasonable efforts (but at no material cost or expense to themselves) to enter into novation agreements to remove Seller from all obligations or liabilities under such Non-Conveyed Contracts if, and only to the extent that, such Purchaser has entered into a contract directly with the other party to the Non-Conveyed Contract with respect to the subject matter thereof. The provisions of this Section 2.5 shall not affect the right of Purchasers not to consummate the transactions contemplated by this Agreement if the conditions to their obligations hereunder contained in Sections 7.5 and
7.11 have not been otherwise fulfilled.

                 2.6. Instruments of Transfer and Conveyance. (a) The sale, conveyance, transfer, assignment and delivery of the Assets shall be effected by delivery on the Closing Date by (i) Seller, ADC or any other Affiliate of Seller, as applicable, to a Purchaser of such deeds in proper form for recordation, transfers in registrable form, bills of sale in registrable form, endorsements, assurances, conveyances, releases, discharges, assignments, certificates or other instruments of transfer and conveyance, duly executed by Seller or an Affiliate of Seller, as applicable, as FW shall deem necessary to vest in a Purchaser, good title to such Assets free and clear of any Encumbrance except Permitted Encumbrances, and such other documents as FW may reasonably request to demonstrate satisfaction of the conditions and compliance with this Agreement by Seller; and (ii) Purchasers to Seller of assumption agreements providing for the full assumption of the Assumed Obligations in form and substance reasonably satisfactory to Seller, and such other documents as Seller may reasonably request to demonstrate satisfaction of the conditions and compliance with this Agreement by Purchasers.

                 2.7. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of (a) the Stock and the ADC Assets pursuant to this Agreement shall take place at the offices of White & Case, 1155 Avenue of the Americas, New York, New York 10036 at 10:00 A.M. New York time, and (b) the Finland Assets pursuant to this Agreement shall take place at the offices of White & Case Oy, Etelaranta 14, FIN-00130, Helsinki, Finland, at 5:00 P.M. Helsinki time, in each case, if the Antitrust Clearance Date occurred, within five (5) Business Days after delivery of written notice by FW to Seller; provided, however, that in no event shall (x) the Closing occur later than November 30, 1995 (such date to be extended as required for the parties to satisfy the conditions set forth in Sections 6.4, 7.4, 7.5, 7.8 and 7.11 but in no event beyond December 29, 1995) and (y) the Closing occur prior to September 1, 1995 without the prior written consent of Seller and FW. The consummation of the purchases and sales described in clauses (a) and (b) of this Section 2.7 are hereinafter referred to collectively as the "Closing." Such time and date of the Closing are herein referred to as the "Closing Date."

                                  ARTICLE III

                                 PURCHASE PRICE

                 3.1.  Purchase Price and Payment for Stock and Assets.

                 (a) Purchase Price. The purchase price for the Stock and Assets is one hundred and ninety-five million US dollars ($195,000,000) plus the amount determined pursuant to Sections 3.4 and 3.5, subject to adjustment, if any, as set forth in Section 3.2 (as adjusted, the "Purchase Price").

                 (b) Closing Payment. At the Closing, Purchasers shall pay to or at the direction of Seller in immediately available funds by wire transfer to an account or accounts designated by Seller in writing at least two (2) Business Days prior to the Closing the portion of the Purchase Price (the "Closing Payment") equal to the aggregate of the following:

                 (i)(A) one hundred and ninety-five million US dollars ($195,000,000), plus

                 (B) the Closing Bookings Payment (which shall not exceed thirty-five million US dollars ($35,000,000));

minus
                 (ii) each of the following:

                          (A)  the Interim Working Capital Deficiency, if any,

                          (B)     the Interim Net Worth Deficiency, if any,

                          (C) the amount, if any, by which cash and cash equivalents is or was less than the Guaranteed Cash Amount on the earlier to occur of (x) the Closing Date and (y) the last Business Day of the month in which the Cash Guaranty Date occurs,

                          (D) the amount, if any, by which the aggregate amount of Contribution I is or was less than the Guaranteed Contribution I Amount on the earlier to occur of (x) the Closing Date and (y) the last Business Day of the month in which the Contribution I Determination Date occurs,

                          (E) the aggregate US dollar amount, if any, of Contribution I attributable to all Non-Conveyed Contracts, the benefits of which have not been provided to a Purchaser pursuant to Section 2.5,

                          (F) the US dollar amount, if any, by which Indebtedness of the Power Generation Business set forth on the Current Monthly Balance Sheet exceeds Permitted Indebtedness,

                          (G)     the Holdback Amount; and

                          (H) if the events described in Section 8.19(c) have occurred, the amount of the Bioflow Price.

                 3.2.  Post Closing Adjustments.

                 (a) Preparation of Preliminary Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than ninety
(90) days thereafter), FW will prepare a combined balance sheet, together with combining statements (the "Preliminary Closing Balance Sheet") of the Power Generation Business as at the Closing Date, and shall deliver the Preliminary Closing Balance Sheet to Seller together with the report thereon of Coopers & Lybrand L.L.P. ("FW's Accountants"). The Preliminary Closing Balance Sheet shall be prepared in accordance with International Accounting Standards Consistently Applied and, with respect to work in progress and other items related to Backlog, consistent with Section 3.7 and reviewed by FW's Accountants. Seller shall have the right to attend and participate in meetings of FW's working group in connection with the preparation of the Preliminary Closing Balance Sheet and (together with its accountants) to participate in meetings with FW's Accountants with respect thereto.

                 The Preliminary Closing Balance Sheet shall also include a schedule indicating the calculation of the Net Worth and the Closing Working Capital Deficiency, if any, of the Power Generation Business as of the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, neither the Preliminary Closing Balance Sheet nor the Final Closing Balance Sheet shall include or reflect the Retained Shared Assets.

                 (b) Review of Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by Seller unless Seller shall have notified FW in writing of any objections thereto within sixty (60) days after receipt thereof. The written notice under this Section 3.2(b) shall specify in reasonable detail each item on the Preliminary Closing Balance Sheet that Seller disputes and a summary of its reasons for such dispute. FW shall allow Seller and any agent of Seller, upon reasonable advance notice to FW, supervised access to all Books and Records, accountant's work papers, personnel and all other documents reasonably necessary in connection with its review of the Preliminary Closing Balance Sheet, during normal working hours at Purchasers' principal places of business or at any location where such materials are located, and Seller and any agent of Seller shall have the right, at its cost, to make copies of any such materials. In addition, FW shall authorize and instruct FW's Accountants to cooperate with and provide all assistance reasonably deemed necessary by Seller and Seller's accountants in connection with the review of the Preliminary Closing Balance Sheet, and Seller and Seller's accountants shall be entitled to carry out such additional inquiries as they reasonably consider appropriate in that connection, including access to the working papers prepared by FW's Accountants with respect to the Preliminary Closing Balance Sheet.

                 (c) Disputes. Disputes between Seller and FW relating to the Preliminary Closing Balance Sheet that cannot be resolved by them within thirty
(30) days after receipt by FW of the notice referred to in Section 3.2(b) may be referred thereafter for decision at the request of Seller or FW to Ernst & Young or such other independent accounting firm acceptable to Seller and FW (such firm being referred to herein as the "Auditor"). Upon a request to refer the matter to the Auditor, the parties shall use their best efforts to agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence) within thirty (30) days following such request. Such procedures shall not alter the accounting practices, principles and policies to be applied to the Preliminary Closing Balance Sheet which will be those required by this Agreement. The Auditor shall review only items in dispute. If the parties are unable to agree upon procedures at the end of the thirty (30) day period referred to above, the Auditor shall establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The parties shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor's decision on any mat-ter referred to it shall be final and binding on Seller and Purchasers. The fee of the Auditor shall be borne equally by Seller and FW.

                 (d) Final Closing Balance Sheet. The Preliminary Closing Balance Sheet shall become final and binding upon the parties upon the earliest of (i) the failure by Seller to object thereto within the period permitted under Section 3.2(b), (ii) the agreement between FW and Seller with respect thereto and (iii) the decision by the Auditor with respect to any disputes under Section 3.2(c). The Preliminary Closing Balance Sheet, when final and binding in accordance with the immediately preceding sentence, is referred to herein as the "Final Closing Balance Sheet."

                 (e) Adjustment to the Purchase Price. (i) As soon as practicable (but not more than five (5) Business Days) after the determination of the Final Closing Balance Sheet in accordance with Section 3.2(d), a determination shall be made of the amount, if any, by which the Closing Payment was greater or less than the amount equal to the aggregate of the following based on the Final Closing Balance Sheet (the "Adjusted Closing Payment"): (A) $195,000,000 plus the Closing Bookings Payment minus (B) each of the following:

                          (1) the Closing Working Capital Deficiency, if any;

                          (2)     the Closing Net Worth Deficiency, if any;

                          (3) the amount, if any, by which cash and cash equivalents is or was less than the Guaranteed Cash Amount on the earlier to occur of (x) the Closing Date and (y) the last Business Day of the month in which the Cash Guaranty Date occurs;

                          (4) the amount, if any, by which the aggregate amount of Contribution I is or was less than the Guaranteed Contribution I Amount on the earlier to occur of (x) the Closing Date and (y) the last Business Day of the month in which the Contribution I Determination Date occurs;

                          (5) the aggregate US dollar amount of Contribution I, if any, attributable to Non-Conveyed Contracts, the benefits of which have not been provided to a Purchaser pursuant to Section 2.5;

                          (6) the US dollar amount, if any, by which Indebtedness of the Power Generation Business set forth on the Final Closing Balance Sheet exceeds Permitted Indebtedness; and

                          (7) if the events described in Section 8.19(c) have occurred, the amount of the Bioflow Price.

                 (ii) (A) If the Closing Payment exceeds the Adjusted Closing Payment, then Seller shall pay FW an amount equal to the Closing Payment minus the Adjusted Closing Payment. (B) If the Adjusted Closing Payment exceeds the Closing Payment, then FW shall pay Seller an amount equal to the amount of such excess less any portion of the Holdback Amount which FW is entitled to retain pursuant to clause (f) below.

                 (f) Category II Representations and Warranties. At the Closing, Seller shall deliver to FW a certificate of an authorized officer of Seller, dated the Closing Date, to the effect that the Category II Representations and Warranties as supplemented, if applicable, pursuant to
Section 8.21 are true and correct in all material respects as of the Closing Date (to the extent any such representation and warranty is not already qualified by materiality). If the Category II Representations and Warranties as supplemented, if applicable, pursuant to Section 8.21 are not true and correct in all material respects as of the Closing Date (to the extent any such representation and warranty is not already qualified by materiality) on the Closing Date, FW shall have the right to notify Seller thereof by delivering to Seller on the Closing Date the Certificate required by Section 13.3(a) and retain a portion of the Holdback Amount equal to the amount of all Losses that FW has incurred or reasonably believes it will incur or suffer arising out of the breach of any such representations and warranties until such time as it is determined whether or not FW is entitled to be indemnified by Seller under
Section 13.2(a)(i) for the Losses specified in FW's Certificate and the amount thereof. For purposes of determining whether FW is entitled to be indemnified by Seller under Section 13.2(a)(i) by reason of the breach of the Category II Representations and Warranties as of the Closing, FW shall be entitled to be indemnified by Seller from the first dollar of Losses incurred. FW shall pay to Seller the amount of the Holdback Amount less any amounts required to be paid to FW under Section 13.2(a)(i) by reason of this clause (f). In addition, after the determination as to whether or not FW is entitled to be indemnified by Seller for any of the items of Loss specified in the Certificate, FW shall pay to Seller any portion of the Holdback Amount retained in respect of such item that is not required to be paid to FW. Notwithstanding the foregoing, if at any time FW is required to pay all or any portion of the Holdback Amount to Seller under this clause (f), FW shall be entitled to retain the Holdback Amount until the Preliminary Closing Balance Sheet becomes final in accordance with Section 3.2(d).

                 (g) Amounts not in Dispute. Notwithstanding anything to the contrary contained in this Section 3.2, pending resolution of all disputed items with respect to the Preliminary Closing Balance Sheet, the amount of any adjustment to the Purchase Price that is not in dispute shall be paid (i) in the case of any amounts to which Seller has not objected pursuant to Section 3.2(b), upon the earlier of (A) sixty (60) days after receipt by Seller of the Preliminary Closing Balance Sheet and (B) the date on which Seller shall have notified FW in writing of any objections thereto and indicated that, except as so stated, it has no further objections and (ii) in the case of any disputed amount or portions thereof, upon resolution of any dispute with respect to such amounts or portions. Any payment required by this Section 3.2 shall not limit or affect Purchasers' rights or remedies (or be Purchasers' sole or exclusive right or remedy) with respect to this Agreement or any agreement delivered in connection herewith, or the breach of any representation, warranty or obligation of Seller herein.

                 (h) Interest. Amounts required to be paid pursuant to Sections 3.2(e), 3.2(f), 3.2(g), 3.3, 3.4 and 3.5 shall be paid by wire transfer in immediately available funds to an account or accounts designated in writing by FW (in the case of payments due to FW) or Seller (in the case of payments due to Seller) and such amounts shall be paid together with interest thereon at the rate of interest printed in the Money Rates section of the then current eastern edition of the WALL STREET JOURNAL as the "PRIME RATE" (the "U.S. Prime Rate") and accruing from the Closing Date to the date of payment.

                 3.3. Working Capital Repayment. As soon as practicable (but not more than five (5) Business Days) after the determination of the Final Closing Balance Sheet in accordance with Section 3.2(d), FW shall pay to Seller the amount, if any, by which (i) the current liabilities of the Power Generation Business set forth on the Final Closing Balance Sheet minus current assets of the Power Generation Business set forth on the Final Closing Balance Sheet is less than (ii) four million five hundred thousand US dollars ($4,500,000) (the "Working Capital Difference"); provided, however, that FW shall only be required to pay that portion of the Working Capital Difference which (1) when deducted from the cash and cash equivalents on the Final Closing Balance Sheet leaves a balance of cash and cash equivalents that equals or exceeds the Guaranteed Cash Amount (if the date of the Final Closing Balance Sheet is on or prior to the Cash Guaranty Date) and (2) when deducted from the Net Worth reflected on the Final Closing Balance Sheet results in a Net Worth that is equal to or greater than forty-three million US dollars ($43,000,000).

                 3.4. 1995 Bookings. As used herein, the term "Closing Bookings Payment" shall mean an amount equal to the Bookings Payment on all Bookings during the period commencing on January 1, 1995 and ending on (and including) the last day of the month preceding the Closing Date (the "Closing Bookings Payment"). Schedule 3.4(a) reflects Seller's best estimate of a list of all Bookings during the period commencing on January 1, 1995 and ending on May 31, 1995. As soon as practicable after the date hereof, Seller shall deliver to FW a replacement schedule reflecting the project name, date of contract and contract price containing a list of all Bookings during the period commencing on (and including) January 1, 1995 and ending on May 31, 1995. Seller agrees to deliver to FW not less than three (3) Business Days prior to the Closing a supplement to such replacement Schedule reflecting all Bookings during the period commencing on (and including) June 1, 1995 and ending on (and including) the last day of the month preceding the Closing Date. On February 1, 1996, Purchasers shall pay to Seller, by wire transfer in immediately available funds, an amount equal to the Bookings Payment on all Bookings (which may have been entered into by any Purchaser or any Affiliate of a Purchaser as well as by a Subject Company) (a) during the period commencing on (and including) the first day of the month in which the Closing Date occurs and ending on and including December 31, 1995 ("Post-Closing Bookings Payment") resulting from bids and proposals set forth on Schedule 4.37(b) attached hereto as supplemented at or prior to the Closing Date. The sum of the Closing Bookings Payment and the Post-Closing Bookings Payment shall in no event exceed thirty-five million US dollars ($35,000,000).

                 3.5. POSCO Payment. On February 1, 1996, FW shall pay to Seller the sum of (a) eight (8%) percent of the profits before taxes earned under the POSCO Contracts during the period of January 1, 1995 through December 31, 1995 plus (b) an amount equal to the POSCO Bonus Payment. In the event that any bonuses are paid to POSCO under POSCO Contracts after February 1, 1996, FW shall pay to Seller the pro rata portion of such bonus (determined in accordance with the definition of POSCO Bonus Payment) within five (5) Business Days after receipt thereof. Notwithstanding the foregoing, the POSCO Payment shall not exceed an amount equal to the amount which when added to the sum of the Closing Bookings Payment and the Post-Closing Bookings Payment, equals thirty-five million US dollars ($35,000,000).

                 3.6. Allocation of Purchase Price. Purchasers and Seller will agree prior to the Closing, acting reasonably and in good faith, on an allocation of the Purchase Price and Assumed Obligations among the Assets and the Purchased Companies. Such allocation shall be adjusted in the manner agreed by Purchasers and Seller to reflect adjustments to the Purchase Price and Assumed Obligations made in accordance with this Agreement.

                 3.7. Opening Backlog. FW and Seller agree that, notwithstanding anything to the contrary in this Agreement or provided by International Accounting Standards Consistently Applied, the Opening Backlog and the most recent project budgets as of the date of this Agreement for each of the subject projects, as revised in accordance with the contract review procedures outlined in Section 8.20 (as so revised, the "Project Budgets"), shall be, with respect to the subject projects, the basis for all calculations relating to Contribution I and the Backlog for purposes of this Agreement, whether at the time of or subsequent to the Closing, including, but not limited to, the preparation of the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet and all calculations based thereon; provided, however, that the Contribution I Margin and estimated reserves reflected in the Opening Backlog may be adjusted to reflect (i) errors in calculation (e.g., mathematical errors) or omissions in scope and (ii) the effects of objective events or developments subsequent to the dates of the respective Project Budgets that, subject to Section 8.20, in the good faith determination of Seller made in accordance with its past project budgeting practices, require adjustments to or application of contingencies or reserves in the Project Budgets.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Representations and Warranties of Seller. Seller hereby represents, warrants and agrees as follows:

                 4.1. Existence and Good Standing. Seller and each of the Subject Companies (other than APP, AF, Multipower, PPP, WCLB, CFS L.P., Cottonwood, Pyro Pacific, A/C Power, Broad Mountain and CNIM G.I.E.) is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation. Each of APP, PPP and AF is a limited liability company duly organized, validly existing and registered under the laws of Poland and WCLB is a limited liability company duly organized, validly existing and registered under the laws of The People's Republic of China. Multipower and Pyro Pacific are general partnerships duly organized and validly existing in the State of California. CFS L.P. is a limited partnership duly organized and validly existing in the State of Delaware. Cottonwood is a limited partnership duly organized and validly existing in the State of California. A/C Power is a general partnership duly organized and validly existing in the State of Maryland. Broad Mountain is a general partnership duly organized and validly existing in the Commonwealth of Pennsylvania and CNIM G.I.E. is a French "Groupement d'Interets Economiques" duly organized and validly existing in France. Each of the Subject Companies and Seller (with respect to the Power Generation Business) has the power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Each of the Subject Companies is duly qualified or licensed to do business in each jurisdiction set forth in Schedule 4.1 attached hereto, which are the only jurisdictions in which the character or location of the properties owned or leased by each Subject Company or the nature of the business conducted by each such Subject Company makes such qualification necessary and where the absence of such qualification would have a Material Adverse Effect. Except as set forth on Schedule 4.1 attached hereto, Seller has heretofore made available to FW true, complete and correct copies of the relevant organizational documents of each such Subject Company, as currently in effect, and no action has been taken or authorized to amend any of such documents.

                 4.2. Authorization and Validity of Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller or an Affiliate of Seller of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of its Board of Directors, and no other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general equitable principles.

                 4.3. Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, Schedule 4.10 or Schedule 4.12 attached hereto, the execution, delivery and performance of this Agreement by Seller or an Affiliate of Seller and the consummation by Seller or an Affiliate of Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both:

                 (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Seller or any Subject Company;

                 (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or any Subject Company or by which any of their respective properties or assets being sold pursuant to this Agreement are bound;

                 (c) require any filing by Seller or any Subject Company with, or require Seller or any Subject Company to obtain any permit, consent or approval of, or require Seller or any Subject Company to give any notice to, any governmental or regulatory body, agency or authority, except for any report or filing required by the U.S. Department of Labor or Internal Revenue Service as a result of the transactions contemplated by this Agreement and except for permits, consents or approvals the failure to obtain or the non-receipt or failure to give notice of which would not materially ad-versely affect the operation of Ahlstrom Boilers or any Subject Company by Purchasers after the Closing Date in the ordinary course consistent with past practice (other than those which are required as a result of facts or circumstances relating solely to FW or its Affiliates); or

                 (d) result in a violation or breach by Seller or any Subject Company of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller or any Subject Company (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any of the properties or assets of Seller, any Affiliate of Seller conveying Assets to Purchasers hereunder or any Subject Company being sold pursuant to this Agreement under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Seller or any Subject Company is a party, or by which it or any such properties or assets may be bound, except for violations, breaches, conflicts and defaults which would not have a Material Adverse Effect or a Material Adverse Effect on Ahlstrom Boilers, AF or API.

                 4.4. Title to Stock; Capital Stock of Subject Companies. (a) Seller or AIH holds valid title to the Stock to be transferred to Purchasers acquiring such Stock as set forth in Section 2.1(a), free and clear of all Encumbrances.

                 (b) Schedule 4.4(b) attached hereto sets forth as to each Subject Company, the authorized capital stock and all other equity interests, the number of shares of such capital stock and all other equity interests issued and outstanding and the beneficial (with respect to capital stock and all other equity interests owned by Seller or its Affiliates) and record owners of such shares of capital stock and all other equity interests. The shares of capital stock and all other equity interests of each Subject Company have been duly authorized and validly issued, are fully paid and non-assessable (as to shares of capital stock), and are owned beneficially (with respect to capital stock and all other equity interests owned by Seller or its Affiliates) and of record by the Person(s) designated on such Schedule 4.4(b) as the record and beneficial owner.

                 (c) There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from Seller, any Subject Company or any other Affiliate of

Seller, or other contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of any class of stock of or any equity interest in any Subject Company, or any securities or other instruments convertible into or exchangeable for shares of any class of stock of or any equity interest in any Subject Company.

                 (d) None of the Subject Companies owns or has the option to acquire, directly or indirectly, any equity interest in any Person, except as set forth in Schedule 4.4(d) attached hereto.

                 4.5.  Financial Statements; No Material Adverse Change.

                 (a)(i) Attached hereto as Schedule 4.5(a)(i) are the combined and combining balance sheets of the Power Generation Business as at December 31, 1994 (the "Balance Sheet") and the related combined and combining statements of income for the year then ended (the "Income Statement") together with the report thereon of KPMG WIDERI OY AB. Seller has heretofore furnished FW statements of cash flows for the Power Generation Business for the period ending December 31, 1994 (the "Cash Flow Statements") (together with the Balance Sheet and the Income Statement, the "Financial Statements"). The Balance Sheet and the Income Statement, except as indicated therein, have been prepared in accordance with International Accounting Standards Consistently Applied. The Cash Flow Statements have been prepared from the books and records of Seller on a basis consistent with Seller's internal management accounting presentations. The Balance Sheet and the Income Statement fairly present in all material respects the financial position of the Power Generation Business and the results of operations for the period indicated except for the exclusion of the ADC Assets.

                 (ii) Since December 31, 1994 (the "Balance Sheet Date"), there has been no Material Adverse Effect, or a Material Adverse Effect (other than with respect to prospects) on any of Ahlstrom Boilers, AF or API.

                 (iii) Since the Balance Sheet Date, except as set forth in Schedule 4.5(a)(ii) attached hereto, Seller and each Subject Company have conducted the Power Generation Business only in the ordinary course and in a manner consistent in all material respects with prior business practices. Schedule 4.5(a)(iii) attached hereto sets forth an accurate explanation of the net loss incurred by Ahlstrom Boilers for the period discussed therein.

                 (b) Attached hereto as Schedule 4.5(b) are unaudited combined and combining balance sheets of the Power Generation Business as at April 30, 1995 (the "Interim Balance Sheet") and the related combined and combining statements of income (the "Interim Income Statement") for the periods then ended. Seller has heretofore furnished FW with statements of cash flows for the periods ended February, March, April and May, 1995 (the "Interim Cash Flow Statement") (together with the Interim Balance Sheet and the Interim Income Statement, the "Interim Financial Statements"). The Interim Balance Sheet and the Interim Income Statement except as indicated therein, have been prepared in accordance with International Accounting Standards Consistently Applied. The Interim Cash Flow Statement has been prepared from the Books and Records of Seller on a basis consistent with Seller's internal management accounting presentations. The Interim Financial Statements fairly present in all material respects the financial position of the Power Generation Business and the results of operations and cash flows for the periods indicated.

                 (c) The Seller Accounting Manual attached hereto as Schedule 4.5(c) sets forth the principal elements of International Accounting Standards as adopted by Seller and applied in the preparation of its financial reports, including the Financial Statements and the Interim Financial Statements.

                 (d) The 1994 Three Year Plan of the Power Generation Business attached hereto as Schedule 4.5(d) (the "1994 Three Year Plan") was prepared by Seller for its internal management purposes in the ordinary course of business in accordance with past practice and, insofar as the 1994 Three Year Plan sets forth revenue and profit targets for the periods covered thereby, such targets, and the assumptions on which they were based were in the judgment of Seller not unreasonable in light of market and industry conditions existing at the time the 1994 Three Year Plan was prepared.

                 (e) The 1995 Budget of the Power Generation Business attached hereto as Schedule 4.5(e) (the "1995 Budget") was prepared by Seller for its internal management purposes in the ordinary course of business in accordance with past practice and, insofar as the 1995 Budget sets forth revenue and profit estimates for the period covered thereby, such estimates and the assumptions on which they were based were, in the judgment of Seller, not unreasonable in light of market and industry conditions existing at the time the 1995 Budget was prepared and as of the date of this Agreement.

                 4.6.  Products; Warranties; Warranty Claims.  (a) (i)
Schedule 4.6(a)(i) attached hereto sets forth all claims (other than warranty and workers' compensation claims) for an amount in excess of $50,000 asserted and, to the best knowledge of Seller, threatened at any time during the past three (3) years against Seller (in respect of the Power Generation Business) or any Subject Company in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by Seller (in respect of the Power Generation Business) or by any Subject Company, together with a description of the disposition thereof. Schedule 4.6(a)(i) also sets forth any written finding or statement (of which a copy or statement was furnished, directly or indirectly, to Seller) during the past three (3) years with respect to the safety of the products or services provided by Seller (in respect of the Power Generation Business) or any Subject Company except as listed in Schedule 4.13.

                 (ii) Schedule 4.6(a)(ii) attached hereto sets forth all losses in respect of workers' compensation claims, if any, as a percentage of aggregate net revenues of each Subject Company in the United States of America. Schedule 4.6(a)(ii) also sets forth the premiums paid for workers' compensation insurance as a percentage of wages and salaries for Seller and Steka for each of the last three years.

                 (iii) Schedule 4.6(a)(iii) attached hereto sets forth warranty costs incurred on a project by project basis of the Power Generation Business) for each of the periods set forth therein. Reserves for warranty claims on the Balance Sheet and the Interim Balance Sheet have been established on a basis consistent with past practice of the Power Generation Business as conducted by Seller and its Affiliates.

                 4.7. Books and Records. The organizational documents of the Subject Companies and the minute books of the Subject Companies are true and complete and reflect accurately all actions taken by (including action taken by written consent) the respective shareholders, Supervisory Boards, Boards of Directors and partners, as applicable, of the

Subject Companies. Except as set forth in Schedule 4.7 attached hereto, no Subject Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Subject Company.

                 4.8. Title to Properties; Encumbrances; Condition. Except as set forth in Schedule 4.8 attached hereto and except for properties and assets reflected in the Financial Statements or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, Seller and each Subject Company has good and valid title or right of perpetual usufruct (or leasehold interest with respect to leased assets) to each of its respective assets relating to the Power Generation Business (real and personal, tangible and intangible), including, without limitation, each of such assets (a) reflected in the Financial Statements and (b) purchased by Seller or such Subject Company since the Balance Sheet Date; in each case subject to no Encumbrance of any kind except as set forth on Schedule 4.8 and for (i) Encumbrances which do not materially detract from the value of, or materially impair the use of, such assets by Seller or such Subject Company in the operation of the Power Generation Business, and (ii) Encumbrances for current taxes, assessments or governmental charges or levies or mechanic's liens on property not yet delinquent except that this representation does not relate to any Acquired Intellectual Property (title to and Encumbrances on such Intellectual Property being covered by Section 4.17) (liens of the type described in clauses (i) and (ii) above are hereinafter sometimes referred to as "Permitted Encumbrances"). Within 45 days after the date of this Agreement, Seller shall furnish FW with a fixed asset ledger which sets forth all fixed assets having a book value in excess of $100,000 relating to the Power Generation Business owned by Seller or any Subject Company as of May 31, 1995, the location of such assets and the owner thereof. Except as such ledgers shall set forth, Seller or a Subject Company directly owns each of the fixed assets set forth therein. Each such asset that is currently in use as of the date of this Agreement is in good operating condition and repair subject only to ordinary wear and tear (but with respect to such assets located in Sosnowiec, Poland, such representation is to the extent they are adequate for completion of the Turow Contract without incurring capital expenditures in excess of the currently budgeted amounts set forth in Schedule 4.31), to the extent required by any continuing manufacturer's warranty has been maintained in accordance with the manufacturer's specifications in all material respects and is substantially fit for the purposes for which it is being utilized.

                 4.9. Real Property. Schedule 4.9 attached hereto contains an accurate and complete list of all real property owned in whole or in part or held in perpetual usufruct by (a) Seller which is used exclusively in connection with the Power Generation Business, and (b) any Subject Company (the "Real Property") and identifies a list of all indebtedness secured by a lien, mortgage or deed of trust thereon, and the general nature of the activities conducted on such property. Except as set forth in Schedule 4.9, all of the buildings, structures and appurtenances situated on the Real Property that are material to the operations carried out on such Real Property are in good operating condition and in a state of good maintenance and repair subject to ordinary wear and tear (but with respect to such assets located in Sosnowiec, Poland, such representation is to the extent they are adequate for completion of the Turow Contract without incurring capital expenditures in excess of the currently budgeted amounts set forth in Schedule 4.31), are suitable for the purposes for which they are presently being used and, with respect to each, Seller or Subject Company has (and will, with respect to the Finland Assets, convey to FW on the Closing Date) adequate rights of ingress and egress for operation of the Power Generation Business in the ordinary course consistent with past practice. There is no real property owned by Seller or any of its Affiliates (including the Subject Companies) used primarily in connection with the Power Generation Business other than as set forth in Schedule 4.9 and other than Retained Shared Assets. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or is subject to any Encumbrance (other than Permitted Encumbrances) which, in each case, would preclude or impair, in any material respect, the use of such property by Seller or a Subject Company for the purposes for which it is currently used, or which encroaches in any material respect on any property owned by others. No condemnation, expropriation, eminent domain or similar proceeding is pending or to the best knowledge of Seller or any Subject Company, threatened, which would preclude or impair the use of any such property, in any material respect, by Seller or any Subject Company for the purposes for which it is currently used.

                 4.10. Leases. Schedule 4.10 attached hereto contains an accurate and complete list of all leases of real property with annual payment obligations in excess of $5,000 to which (a) Seller or any of its Affiliates is a party (as lessee or lessor) and relate exclusively to the operation of the Power Generation Business and (b) any Subject Company is a party (as lessee or lessor) (collectively, the "Leases"). There are no leases to which Seller or any of its Affiliates (including the Subject Companies) is a party for property used primarily in connection with the Power Generation Business other than as set forth in Schedule 4.10, Schedule 4.11(a) or Schedule 4.32. Each Lease set forth in Schedule 4.10 (or required to be set forth in Schedule 4.10) is in full force and effect and there exists no material default or material event of default or event, occurrence, condition or act (including the purchase of the Stock or the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or material event of default thereunder.

                 4.11. Material Contracts. Except as set forth in Schedule 4.11, Schedule 4.16, Schedule 4.19 or Schedule 10.4 attached hereto and except with respect to Excluded Assets and Employee Benefit Plans, neither Seller nor any Affiliate of Seller (other than the Subject Companies), in respect of the Power Generation Business, nor any Subject Company is bound by:

                 (a) any lease of personal property used in the manufacture of boilers and related parts requiring annual payments in excess of $100,000,

                 (b) any joint venture and consortium agreements, contracts and commitments,

                 (c) with respect to Subject Companies, and, to the extent arising under an Assigned Contract or the ADC Assets, Seller or ADC, any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distribution in respect of its business or its capital stock, as the case may be,

                 (d) any agreement, contract or commitment relating to capital expenditures that is individually in excess of $100,000,

                 (e) any loan or advance to, or investment in, any Person in excess of $100,000 or any agreement, contract or commitment relating to the making of any such loan, advance or investment in excess of $100,000,

                 (f) any guarantee (other than surety bonds) or other contingent liability in respect of any indebtedness or obligation of any Person (other than a Subject Company that is wholly-owned, directly or indirectly, by Seller) involving obligations in excess of $100,000 individually or $250,000 in the aggregate (other than the endorsement of negotiable instruments for collection in the ordinary course of business),

                 (g) any management, service, consulting or any other similar type of contract requiring payments in any year in excess of $100,000,

                 (h) any agreement, contract or commitment limiting the freedom of Seller, in respect of the Power Generation Business, or any Subject Company to engage in any line of business or to compete with any Person,

                 (i) any agreement, contract or commitment (other than any agreement, contract or commitment for the purchase of equipment, parts, materials and supplies entered into in the ordinary course of business or referred to in clauses (a) through (h) above and clauses (j) through (p) below or in Section 4.17) which involves $100,000 or more and is not cancelable without penalty within thirty (30) days, or the termination of which would require a payment by Seller, in respect of the Power Generation Business, or any Subject Company of $100,000 or more,

                 (j) all agreements, contracts and commitments with customers under which there are warranty obligations which have not expired, in each case for furnishing of boilers and related parts over $5,000,000 and all operating and mainte-nance agreements,

                 (k) all agreements, contracts and commitments for currency, interest rate and other hedging activities relating to the operation of the Power Generation Business,

                 (l) any agreement, contract or commitment under which there are warranty obligations which have not expired and pursuant to which the right of a customer of any Subject Company or, to the extent relating to the Power Generation Business, Seller, to consequential damages thereunder has not been expressly excluded (other than for gross negligence and willful misconduct) and any bid or proposal relating to the Power Generation Business which does not contemplate an express exclusion or written waiver of a potential customer's right to consequential damages,

                 (m) any letters of credit issued for the account of any Subject Company or, to the extent relating to the Power Generation Business, Seller,

                 (n)  any sales representative agreements,

                 (o)  any agreements, contracts and commitments described in
Section 4.17(a)(iii), or

                 (p)  Indebtedness.

Each contract or agreement set forth in Schedules 4.11(a) through 4.11(p) (or required to be set forth in Schedule 4.11(a) through 4.11(p) or would be required to be set forth in Schedule 4.11(j) without reference to any minimum dollar amount), except as noted in such Schedules 4.11(a) through 4.11(p) is in full force and effect and there exists no material default or material event of default or event, occurrence, condition or act (including the purchase of the Stock or the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or material event of default thereunder, it being agreed that default with respect to a provision regarding confidentiality by virtue of any disclosure to Purchasers or their advisors shall not constitute a material default hereunder.

                 4.12. Permits. Except as set forth in Schedule 4.12 attached hereto and except as may result from any facts or circumstances relating solely to FW or its Affiliates, Seller or a Subject Company currently holds or is permitted to operate under all of the governmental and other third party permits (including occupancy permits), licenses, consents and authorizations (collectively "Permits") required in connection with the use, operation or ownership of the Assets, the assets of the Subject Companies, and the conduct of the Power Generation Business as currently conducted, including, without limitation, Permits issued under Environmental Law, except for those the absence of which would not materially adversely affect the operation of any Subject Company or Ahlstrom Boilers by Purchasers after the Closing Date in the ordinary course consistent with past practice. Any applications for the renewal of any such Permit due prior to the Closing Date have been, or will be, timely filed prior to the Closing Date. Except as set forth in Schedule 4.12, no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the best knowledge of Seller and each Subject Company, threatened. No notice of violation, administrative order, claim or proceeding alleging a violation of any such Permit is pending or, to the best knowledge of Seller and each Subject Company, threatened except as set forth on Schedule 4.12. Except as set forth in Schedule 4.12, no administrative or governmental action has been taken or to the best knowledge of Seller and each Subject Company is threatened in connection with the expiration, continuance or renewal of any such Permit.
Schedule 4.12(a) identifies all such Permits that are nontransferable or which will require the consent of a governmental authority in order to be transferred to Purchasers in the event of the consummation of the transactions contemplated by this Agreement.

                 4.13. Litigation. Except as set forth in Schedule 4.13 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, which could reasonably be expected to have a Material Adverse Effect or a Material Adverse Effect on any of Ahlstrom Boilers, AF or API, pending, or, to the best knowledge of Seller and each Subject Company, threatened (collectively "Litigation"), against or affecting the properties or rights of Seller or any of its Affiliates (in respect of the Power Generation Business), ADC (in respect of the ADC Assets) or any Subject Company; and neither Seller, ADC, nor any Subject Company knows of any valid basis for any such action, proceeding or investigation. Neither Seller (in respect of the Power Generation Business) nor any Subject Company is subject to any judgment, order or decree entered in any lawsuit or proceeding or settlement with respect thereto which could have a material adverse effect on the ability of Purchasers to (i) acquire any property which is material to the conduct of the Power Generation Business as presently conducted or (ii) conduct business in any country in which the Power Generation Business is currently conducted. Schedule 4.13 lists all agreements entered into in the two (2) years prior to the date hereof in connection with the settlement of any Litigation against or affecting the properties (including the Assets) or rights of Seller (in respect of the Power Generation Business) or any Subject Company.

                 4.14. Taxes. (a) Tax Returns. Seller and each of the Subject Companies has timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes ("Returns") that are required to be filed by, or with respect to, the Subject Companies, the Finland Assets and the ADC Assets on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all liability for Taxes of or with respect to the Subject Companies, the Finland Assets and the ADC Assets for the periods covered thereby.

                 (b) Payment of Taxes. All Taxes and Tax liabilities of the Subject Companies or for which the Subject Companies may be liable and all Taxes and Tax liabilities which may be asserted against the Finland Assets or the ADC Assets for all taxable years or other taxable periods (including portions thereof) prior to the Closing Date have been timely paid or accrued and adequately disclosed and fully provided for as a liability on the Balance Sheets in accordance with generally accepted accounting principles.

                 (c) Other Tax Matters. (i) Schedule 4.14(c)(i) attached hereto sets forth (A) each taxable year or other taxable period of Seller, its Affiliates or any of the Subject Companies for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or scheduled as of the Closing Date to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to Taxes of Seller, its Affiliates and the Subject Companies has been finally completed and the disposition of such audits or examinations (in cases where audits or examinations have been conducted), (C) the taxable years or other taxable periods of Seller, its Affiliates or any of the Subject Companies which will not be subject to the normally applicable statute of limitations because of waivers or agreements given by Seller, its Affiliates or any of the Subject Companies, (D) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of Seller, its Affiliates or any of the Subject Companies which have been proposed or assessed by any taxing authority and not yet finally resolved and (E) a list of all written notices received by Seller, its Affiliates or any of the Subject Companies from any taxing authority pertaining to the commencement of an audit, asserting a tax liability or directed specifically to any of the Subject Companies, Seller or its Affiliates and raising an issue which could affect the Tax liability of Seller, its Affiliates or any of the Subject

Companies, which issue has not been finally determined and which, if determined adversely to Seller, its Affiliates or any such Subject Companies, could result in a Tax liability.

                  (ii) Except as provided on Schedule 4.14(c)(ii) attached hereto and in Section 4.14(c)(vi), neither Seller, any Affiliate of Seller, nor any of the Subject Companies has been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                 (iii) Except as set forth on Schedule 4.14(c)(iii) attached hereto, all Taxes which Seller, any Affiliate of Seller or any of the Subject Companies is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                  (iv) Except as disclosed on Schedule 4.14(c)(iv) attached hereto and except for any agreements set forth in the Schedules under Section
4.11 of this Agreement, there are no tax sharing, tax allocation, tax indemnification or similar agreements or arrangements in effect as between Seller, any Affiliate of Seller, any Subject Company, or any predecessor or affiliate thereof and any other party under which Purchasers, any of the Subject Companies or any of the Finland Assets or ADC Assets could be liable for any Taxes or other claims of any party which could individually result in a Tax liability in excess of $100,000.

                   (v) Notwithstanding the foregoing, the representations contained in this Section 4.14(c) shall apply to Seller and its Affiliates (other than the Subject Companies) only to the extent such matters relate to the Finland Assets and the ADC Assets.

                  (vi) API, PC, APCS, POSCO and other API Subsidiaries ("API and its Subsidiaries") are members of AIH's affiliated group (as such term is defined in Section 1504 of Code). API and its Subsidiaries will be included in AIH's consolidated federal income tax returns for the taxable period of January 1, 1995 through the Closing Date.

                 4.15. Liabilities. (a) Neither Seller (in respect of the Power Generation Business) nor any Subject Company had as of April 30, 1995, or will have as at the Closing, any outstanding liability or indebtedness for borrowed money or other liability or indebtedness in excess of $250,000, contingent or otherwise, except as set forth on Schedules 4.11(a) through (p), Schedule 4.13 or Schedule
4.19 and except as reflected in or reserved against on the Interim Balance Sheet, other than liabilities incurred subsequent to April 30, 1995 in the ordinary course of business consistent with past practice.

                 (b) Except as set forth on Schedules 4.11(f), 4.11(k), 4.11(m), 4.13, 4.14, 4.15 and 10.4(a) attached hereto, neither Seller (in respect of the Power Generation Business) nor any Subject Company had as of December 31, 1994 any contingent liability that would have been required to be disclosed in footnotes to the Financial Statements in accordance with International Accounting Standards Consistently Applied if such footnotes were prepared.

                 4.16. Insurance. (a) Set forth in Schedule 4.16 attached hereto is a complete list of insurance policies (together with policy limits and deductibles with respect thereto) which Subject Companies within the United States maintain with respect to their respective businesses, properties or employees other than any insurance policy maintained in connection with any Employee Benefit Plan. Seller has heretofore made available for inspection by FW true and complete copies of all such insurance policies. Such policies are in full force and effect and are free from any right of termination (other than for non-payment) on the part of the insurance carriers. Schedule 4.16(a) attached hereto describes insurance policies that have been issued by insurance companies which are currently affiliated, directly or indirectly, with Seller.

                 (b) Set forth in Schedule 4.16(b) attached hereto is a list of surety bonds issued on behalf of each Subject Company and, in respect of the Power Generation Business, on behalf of Seller.

                 4.17. Intellectual Properties. (a) Schedule 4.17 attached hereto sets forth: (i) a true and, to the best of Seller's and each Subject Company's knowledge as of the date hereof, complete list of all patents, patent applications, invention disclosures, registered copyrights, registered Marks, any applications to register any copyrights and Marks and any material unregistered copyrights and Marks and an identification of any material computer software programs included in the Acquired Intellectual Property, (ii) the name of the Person which owns such Acquired Intellectual Property and (iii) in the case of Acquired Intellectual Property not owned by Seller or a Subject Company, the agreement pursuant to which Seller or a Subject Company has rights in the Acquired Intellectual Property or has immunity from suit as to a third party's Intellectual Property.

                 (b) The operation of the Power Generation Business in the ordinary course in substantially the same manner as it had been operated by Seller and its Affiliates prior to the date hereof requires or uses no rights under Intellectual Property other than rights under the Acquired Intellectual Property, Shared Assets which constitute Intellectual Property, and the rights granted to Seller or the Subject Companies pursuant to agreements listed on
Schedule 4.17.

                 (c) The Acquired Intellectual Property includes Intellectual Property as to which Seller or a Subject Company is a licensee or otherwise has rights to use by contract. Except as otherwise set forth in Schedule 4.17, Seller or such Subject Company has the right to transfer its rights in and to such components of the Acquired Intellectual Property to Purchasers. In no event however will Seller be deemed to transfer to Purchasers greater rights in Acquired Intellectual Property listed in Schedule 4.17 pursuant to Section 4.17(a)(iii) obtained from third parties than it has obtained pursuant to the agreements or immunities from suit listed in Schedule 4.17 pursuant to Section
4.17(a)(iii).   Any representations made in Section 4.17 concerning Acquired
Intellectual Property which is listed or required to be listed in Schedule 4.17 pursuant to Section 4.17(a)(iii) are made to the best of Seller's and each Subject Company's knowledge.

                 (d) Except as otherwise set forth in Schedule 4.17, Seller or such Subject Company has good title to the Acquired Intellectual Property, in each case subject to no Encumbrances except for Permitted Encumbrances, and has the right to sell, transfer, assign and license all right, title and interest in and to the Acquired Intellectual Property.

                 (e) To the best of Seller's and each Subject Company's knowledge, each item of Acquired Intellectual Property, except as indicated in
Schedule 4.17, has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency in the jurisdictions noted on Schedule 4.17 and each such registration, filing and issuance remains in full force and effect except as noted on Schedule 4.17.

                 (f) Except as set forth in Schedule 4.17, neither Seller nor any Subject Company is a party to, subject to or bound by any agreement, judgment or decree which would prevent the execution, delivery or performance by any of Seller or a Subject Company of any assignment or other transfer of rights to Acquired Intellectual Property, and, except as set forth on Schedule 4.17, to the best knowledge of Seller and each Subject Company, no prior or subsequent consent, approval, permit or authorization is required from any third party or governmental or regulatory body to enable Seller or any Subject Company to assign or otherwise transfer any Acquired Intellectual Property.

                 (g) Except as otherwise set forth in Schedule 4.17, no claim adverse to the interests of Seller or any Subject Company in the Acquired Intellectual Property or agreements listed in Schedule 4.17 is pending, nor to the best knowledge of Seller and each Subject Company, has been threatened or asserted, in litigation or otherwise, no basis exists for any such claim and no Person has infringed or otherwise violated Seller's or a Subject Company's right in any of the Acquired Intellectual Property or agreements listed in
Schedule 4.17. No litigation is pending wherein Seller (in respect of the Power Generation Business) or any Subject Company is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching, in any respect, a contract conveying rights under Intellectual Property. No such claim has been asserted or threatened in writing against Seller, in respect of the Power Generation Business, or any Subject Company, nor, to the best knowledge of Seller and each Subject Company, are there any facts that would give rise to or support such a claim. No claim has been asserted by or against Seller or any Subject Company in connection with the misappropriation of confidential information or trade secrets relating to the Power Generation Business nor, to the best knowledge of Seller and each Subject Company, are there any facts that would give rise to or support such a claim.

                 4.18. Compliance with Laws. Except with respect to the Environmental Laws and Regulations which are separately covered in Section 4.21, Seller and each Subject Company are in compliance with all applicable laws, regulations, orders, judgments and decrees (including, without limitation, the Export Administration Act of 1979, 50 U.S.C. App. Section 2401, et seq. and the related regulations set forth at 15 CFR Section 768, et seq.) in connection with the conduct of the Power Generation Business or the ownership of the Assets, except where the failure to so comply would not have a Material Adverse Effect or a Material Adverse Effect on any of Ahlstrom Boilers, AF or API.

                 4.19. Employment Relations. (a) Neither Seller (in respect of the Power Generation Business) nor any Subject Company is engaged in any unfair labor practice; (b) no unfair labor practice complaint against Seller (in respect of the Power Generation Business) or any Subject Company is pending before the National Labor Relations Board or any other applicable regulatory authority or agency; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the best knowledge of Seller and each Subject Company threatened against or involving Seller (in respect of the Power Generation Business) or any Subject Company; (d) to the best knowledge of Seller and each Subject Company, no representation question exists respecting the employees of Seller who are employed in the Power Generation Business, or any Subject Company; (e) neither Seller (in respect of the Power Generation Business) nor any Subject Company has been notified of any grievance which could reasonably be expected to have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; (f) except as set forth in Schedule 4.19 attached hereto, no collective bargaining agreement is binding upon or currently being negotiated by Seller (in respect of the Power Generation Business) or any Subject Company; (g) neither Seller (in respect of the Power Generation Business) nor any Subject Company has experienced any organized labor strike or material dispute, walkout, slowdown or stoppage during the three (3) years prior to the date hereof; and (h) neither Seller (in respect of the Power Generation Business) nor any Subject Company is in violation in any material respect of any collective bargaining agreement to which it is a party. Except as disclosed in Schedule 4.11(a) through (p), Schedule 4.19 or Schedule 4.20 or in the bylaws or the articles of incorporation of the Subject Companies, there exists no written or oral employment, consulting, severance, or indemnification agreements between Seller (in respect of the Power Generation Business) or any Subject Company and any officer or employee of Seller or of any Subject Company or any agreement that would give any Person the right to receive any payment from Purchasers or any Subject Company as a result of the transactions contemplated by this Agreement.

                 4.20. Employee Benefit Plans. (a) List of Plans. Set forth in Schedule 4.20 attached hereto is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of
Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA") whether or not subject to ERISA; (ii) bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension or retirement, deferred compensation, medical, life, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments, policies or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements or practices (referred to in (i), (ii) or (iii)) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Subject Companies, other than any such plan, program, arrangement, agreement, practice, policy or commitment required by law ("Employee Benefit Plans").

                 (b) Status of Plans. Each Employee Benefit Plan (other than any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")) has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code.

                 (c) Liabilities. No employee benefit plan subject to Section 412 of the Code or Section 302 of ERISA which the Subject Companies or any other trade or business (whether or not incorporated) which would be treated as a single employer with any Subject Company for purposes of such Sections or Title IV of ERISA (the "Seller Controlled Group") maintains or contributes to (other than any Multiemployer Plan) has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, respectively, or has applied for or obtained a waiver from the Internal Revenue Service ("IRS") of any minimum funding requirement under Section 412 of the Code. Except for payments of premiums to the Pension Benefit Guaranty Corporation ("PBGC"), no member of the Seller Controlled Group (i) has incurred any unsatisfied liability (including, for this purpose and for the purpose of all of the representations in this Section 4.20, any indirect, contingent, or secondary liability) to the PBGC, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or (ii) has ceased operations at any facility or withdrawn from any plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or (iii) knows of any facts or circumstances that could reasonably be expected to give rise to any liability of Seller or any of the Subject Companies to the PBGC under Title IV of ERISA, in any such case, that could reasonably be anticipated to result in any claims being made against Purchasers by the PBGC. No complete or partial termination of any employee benefit plan subject to Title IV of ERISA has occurred other than a standard termination pursuant to Section 4041(b) of ERISA for which any member of the Seller Controlled Group has any liability and no facts or circumstances currently exist that could reasonably be expected to result in any such complete or partial termination with respect to any plan maintained or contributed to by any member of the Seller Controlled Group.

                 No member of the Seller Controlled Group has incurred any unsatisfied withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any Multiemployer Plan. To the best of Seller's and the Subject Companies' knowledge, there are no facts or circumstances currently existing that could reasonably be expected to give rise to any material liability of any Subject Company to any Multiemployer Plan as a result of the termination, reorganization, partition or insolvency of any such plan.

                 No Subject Company maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code and that is subject to such Sections and no Subject Company is subject to any material liability, including, without limitation, additional contributions, fines, penalties or loss of tax deduction (other than any liability to provide the benefits under such plan in the ordinary course of business) as a result of such administration and operation. Except as disclosed on Schedule 4.20, no Subject Company maintains any Employee Benefit Plan in the U.S. (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life benefits and having unfunded liabilities. No Subject Company maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under such section.

                 Except as indicated on Schedule 4.20, all Employee Benefit Plans are unfunded.

                 No member of the Seller Controlled Group has incurred any unsatisfied liability for any tax or excise tax arising under Section 4971, 4977, 4978, 4978B, 4979, or 4980 of the Code, and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability of any of the Subject Companies.

                 No asset of any member of the Seller Controlled Group is subject to any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such lien. No member of the Seller Controlled Group has been required to provide any security under
Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such requirement to provide any such security.

                 There are no actions, suits or claims pending, or, to the best knowledge and belief of Seller and the Subject Companies, threatened, anticipated or expected to be asserted against any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the best knowledge and belief of Seller and the Subject Companies, threatened, anticipated, or expected to be asserted against any of the Subject Companies or, to the best knowledge and belief of Seller and the Subject Companies, against any other person whom any Subject Company has an obligation to indemnify with respect to such matters in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency resulting in a material liability within the preceding five years.

                 (d) Contributions. Full payment has been made of all amounts which Seller or any of the Subject Companies is required, under applicable law or under any employee benefit plan or any agreement relating to any employee benefit plan with respect to which any of the Subject Companies may incur (directly or indirectly) any liability, to have paid as contributions thereto and/or as premiums thereunder as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof.

                 (e) Withdrawal Liability. As of the date of this Agreement, using actuarial assumptions and computation methods consistent with Subpart 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Subject Companies to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Multiemployer Plan ended prior to the date hereof, would not exceed one hundred twenty-five thousand US dollars ($125,000). To the best knowledge of Seller and the Subject Companies, there has been no material change in the financial condition of any Multiemployer Plan, in any such actuarial assumption or computation method or in the benefits under any Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year which, individually or in the aggregate, would materially increase such liability.

                 (f) Tax Qualification. The Ahlstrom Group Retirement Savings Plan for U.S. Employees has been determined to be qualified under Section 401(a) of the Code by the IRS and an application with the IRS has been submitted with respect to the qualification of such plan under the applicable provisions of the Code as in effect through the Omnibus Budget Reconciliation Act of 1993. The trust established in connection with such plan is exempt under Section 501(a) of the Code. Since the date of the most recent such determination with respect to such plan, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of such determination or that could reasonably be expected to adversely affect the qualified status of such plan or the exempt status of such trust.

                 (g) Transactions. Except with respect to a reportable event described in Section 4043(c)(9) of ERISA resulting from the transactions contemplated by this Agreement, no "reportable event" (as such term is defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred or is expected to occur with respect to any employee benefit plan with respect to which any member of the Seller Controlled Group may have any liability. None of Seller nor any of the Subject Companies nor any of their respective directors, officers, employees or, to the best knowledge of Seller and the Subject Companies, other persons who participate in the operation of any employee benefit plan or related trust or funding vehicle, has engaged in any transaction with respect to any employee benefit plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject the Subject Companies to a material tax, penalty or liability for prohibited transactions under Sections 409, 502(i) or 502(l) of ERISA or Section 4975 of the Code or could reasonably be expected to result in any material claim being made under, by or on behalf of any such employee benefit plan against the Subject Companies by any party with standing to make such claim.

                 (h) Triggering Events. Except as expressly contemplated by Sections 9.1, 9.2 and 9.3, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation on the Subject Companies to make any payment (whether of severance pay (including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs) or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of any of the Subject Companies. Except as listed on Schedule 4.20(h) attached hereto, no Employee Benefit Plan provides for the payment of severance benefits upon the termination of an employee's employment.

                 (i) Documents. As of the date hereof, Seller has made available to FW and its counsel true and complete (as of the date hereof) copies of all material documents in connection with each Employee Benefit Plan other than any Multiemployer Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each such Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code; (v) Form 5500 for each of the last two
(2) years for each such Employee Benefit Plan required to file such Form; (vi) the most recently prepared actuarial valuation report for each such Employee Benefit Plan covered by Title IV of ERISA for which such report is required by ERISA; (vii) the most recently prepared financial statements for each such Employee Benefit Plan, to the extent required by ERISA; and (viii) all material contracts relating to each such Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements under which any Subject Company could have any liability. Seller shall, as of the Closing Date, make available true and complete copies of all such documents (as of the Closing Date).

                 (j) Employee Benefit Plan Modifications. Seller and the Subject Companies have no commitment or announced intention or understanding to modify, terminate or adopt any Employee Benefit Plan that would result in any material additional liability to Purchasers or any Subject Company.

                 (k) Material Increases in Benefits under or Changes to Employee Benefit Plans. To the best knowledge of Seller, no event has occurred and no condition or circumstance has existed (other than any amendment reflected in the documents referred to in Section 4.20(i) hereof and other than in the ordinary course of business) that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining or a change in benefit plan design under any Employee Benefit Plan.

                 4.21. Environmental Laws and Regulations. Except as set forth in Schedule 4.21 attached hereto, with regard to the Power Generation Business, (a) except in accordance with applicable Environmental Laws, Hazardous Materials have not been generated, used, treated or stored on, transported to or from, or Released on, at or from, any Seller Property or Premises by Seller or any Subject Company, or, to the best knowledge of Seller and each Subject Company, Seller's or any Subject Company's authorized agents or its independent contractors (including suppliers), (b) Hazardous Materials have not been disposed of by Seller or any Subject Company, or, to the best knowledge of Seller or any Subject Company, Seller's or any Subject Company's authorized agents or independent contractors (including suppliers) on any Seller Property or Premises or, to the best knowledge of Seller and each Subject Company, any property adjoining any Seller Property, (c) Seller, each Subject Company and all Seller Property and Premises are in compliance in all material respects with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws, (d) there are no pending or, to the best knowledge of Seller and each Subject Company, threatened Environmental Claims against

Seller or any Subject Company or any Seller Property or Premises, (e) to the best knowledge of Seller, there are no facts or circumstances, conditions, pre-existing conditions or occurrences with respect to any Seller or any Subject Company or on any Seller Property or Premises, that could reasonably be anticipated to form the basis of an Environmental Claim against Seller or any Subject Company or any Seller Property or Premises, (f) there are not now and, to the best knowledge of Seller, there never have been any underground storage tanks located on any Seller Property or Premises, (g) to the best knowledge of Seller and each Subject Company, none of Seller, nor any Subject Company has ever disposed of or generated any Hazardous Materials which were disposed of, whether or not in accordance with Environmental Laws, at any site in the United States which is listed on the National Priorities List for cleanup pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 42 USC Section 9601 et seq. or any equivalent list established pursuant to any applicable Environmental Law, and (i) neither Seller nor any Subject Company has agreed to indemnify any third party in respect of any pending or future Environmental Claim in connection with, or relating to, the Power Generation Business.

                 4.22. Interests in Customers, Suppliers, Etc. Except for Assets and except as set forth on Schedule 4.22 attached hereto and except for interests of Seller or any Subject Company in a Subject Company, neither Seller nor any of its Affiliates (including the Subject Companies) possesses directly or indirectly, any financial interest in any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of the Power Generation Business. Ownership of less than 5% of the voting power of securities of such a Person whose securities are publicly traded shall not be required to be disclosed on Schedule 4.22.

                 4.23. Employees. Set forth in Schedule 4.23(a) attached hereto is an accurate and complete list showing the names of all employees of Seller or any of its Affiliates whose duties are primarily devoted to the Power Generation Business and employees of each Subject Company and noting those employees whom Seller will retain after the Closing Date and employees of ADC. Set forth on Schedule 4.23(b) attached hereto is an aggregate of the salary expenses, wages and fringes for 1994 by business unit for the Power Generation Business. The figures in Schedule 4.23(b) for unincorporated units are derived from management accounting data used for internal planning. Within 5 days after the later to occur of the Environmental Audit Acceptance Date and the Antitrust Clearance Date, Seller will provide a revised Schedule 4.23(b) as of such date together with current salaries, wages and fringes of each such employee in the fiscal year ended on the Balance Sheet Date.

                 4.24. Suppliers. Schedule 4.24 attached hereto sets forth the twenty (20) largest suppliers of each of APKK, API, APP and Seller's operations constituting the Finland Assets with respect to the Power Generation Business as of the date hereof. To the best knowledge of Seller, the relationships of Seller and each Subject Company with each of such suppliers as of the date of this Agreement are good commercial working relationships, and except as set forth in Schedule 4.24, no supplier or customer has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Power Generation Business within the last three (3) years. As of the date of this Agreement, Seller has no actual knowledge that any such supplier intends to cancel or otherwise substantially modify its relationship with the Power Generation Business or limit its services, supplies or materials to the Power Generation Business, or its usage or purchase of the services of the Power Generation Business either as a result of the transactions contemplated hereby or otherwise.

                 4.25. Accounts Receivable; Work-in-Process. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the Books and Records with respect to the Power Generation Business as being due to Seller and each Subject Company and the amount of all unbilled fees and disbursements appearing in the Books and Records with respect to the Power Generation Business result from bona fide transactions in the ordinary course of business. There has been no material change since the date of the Interim Balance Sheet (other than in the ordinary course of business) in the amount of the accounts receivable with respect to the Power Generation Business or the allowances with respect thereto, or accounts payable with respect to the Power Generation Business from that reflected in the Interim Balance Sheet.

                 4.26. Inventories. Except for items which are in the possession or control of suppliers, the inventories included in the Assets and of the Subject Companies are in the physical possession of Seller or a Subject Company at their respective facilities, or are in transit from suppliers of the Power Generation Business. Such inventories are in good condition in all material respects, and are of a quality presently usable and suitable for the purposes for which they are intended and are in a condition such that they can be used in the ordinary course of business.

                 4.27. Assets. Except as provided in Schedule 4.27 attached hereto, as of the Closing, the Assets, the assets of the Subject Companies and the Shared Assets (other than Retained Shared Assets) will comprise all assets of Seller and its Affiliates that are necessary for the conduct of the Power Generation Business in the ordinary course in substantially the same manner as it has been operated by Seller and its Affiliates (including the Subject Companies) prior to the date hereof. Except as provided in Schedule 4.27 attached hereto and except for certain Intellectual Property, the Assets and the assets of the Subject Companies contain no assets other than those used or useful in the Power Generation Business.

                 4.28. Government Contracts. Neither Seller (in respect of the Power Generation Business) nor any Subject Company:

                 (a) has any contracts with any agency of the Government of the United States involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982;

                 (b)  has any products or services (including
         research and development) with respect to which it (i) is a supplier, direct or indirect, to any of the military services of the United States or the Department of Defense, or (ii) has technology which has or could have military applications;

                 (c) exports (i) products or technical data under validated licenses or (ii) defense articles and defense services under the International Traffic in Arms Regulations (22 CFR Subchapter M); or

                 (d) has a facility security clearance under the Department of Defense Industrial Security Program.

                 4.29. Documents. Seller and the Subject Companies have caused to be made available for inspection by Purchasers and their advisers, true, complete and correct copies of all documents referred to in the first sentence of Section 4.7 and the Schedules other than those specifically identified on any Schedule as having not been made available.

                 4.30. Backlog; Contribution I. Set forth on Schedule 4.30 attached hereto is an accurate and complete list of all Backlog of the Power Generation Business as of April 30, 1995 together with the Contribution I listed by project. Contribution I as of the date of this Agreement is not less than eighty million US dollars ($80,000,000).

                 4.31. Capital Expenditures. Schedule 4.31 attached hereto sets forth the amounts of capital expenditures incurred by Seller (with respect to the Power Generation Business) and each Subject Company for the past three
(3) years and true and complete copies of the capital expenditure budgets for 1995 and 1996.

                 4.32. Shared Assets. Schedule 4.32 attached hereto sets forth (a) a preliminary list of all assets (including Intellectual Property) which are used by or useful to both the Power Generation Business and Seller or any Affiliate of Seller other than with respect to the Power Generation Business to be updated in accordance with Sections 6.8 and 7.17 ("Shared Assets").

                 4.33. Services. Schedule 4.33 attached hereto and Schedule 4.11(a) through (p) (to the extent noted thereon) set forth a true and complete list of all material services currently provided by or on behalf of Seller or a Subject Company on a continuing basis to or on behalf of a Subject Company or Seller in respect of the Power Generation Business.

                 4.34.  Affiliate Contracts.  Schedule 4.34 attached hereto and
Schedule 4.11(a) through (p) (to the extent noted thereon) set forth a true and complete list of all contracts between Seller and any Affiliate of Seller relating to the Power Generation Business.

                 4.35. Government Grants and Awards. Schedule 4.35 attached hereto sets forth a true and complete list of all government grants and awards relating to the Power Generation Business.

                 4.36. Officers and Directors. Set forth on Schedule 4.36 attached hereto is an accurate and complete list of all officers (and their respective titles) and directors of each Subject Company.

                 4.37.  Bids and Proposals.  (a)  Except as set forth on
Schedule 4.37(a) attached hereto, all outstanding bids and proposals relating to the Power General Business have been prepared and submitted by Seller or any Subject Company on terms and conditions consistent, in all material respects, with Seller's (with respect to the Power Generation Business) or such Subject Company's past practice.

                 (b) Set forth on Schedule 4.37(b) attached hereto is a list of all outstanding bids and proposals relating to the Power Generation Business specifying the aggregate dollar amount of all such bids and proposals and, with respect to each such bid and proposal the project name, project size and project location.

                 4.38. Overhead. The amounts of Own Overhead and Sector Overhead set forth in Seller's Management Accounting Reports for the five months ended May 31, 1995, previously made available to FW, accurately reflect all costs of the Power Generation Business as a whole conducted by Seller and its Affiliates (other than the ADC Assets and direct costs included in Contract Costs) and was determined on a basis consistent with prior periods (except that research and development costs are being expensed in 1995 instead of capitalized). Included in such amounts are costs and expenses for services provided to, or on behalf of, the Power Generation Business conducted by Seller and its Affiliates (other than the Subject Companies) which costs and expenses were not less (in any material respect) than could be obtained from unrelated third parties.

                 4.39. Turow Contract. Seller has satisfied all applicable conditions for effectiveness under the Turow Contract and has received a written engineering release in respect thereof and the financial closing for funding in respect thereof has occurred.

                 4.40. Absence of Questionable Payments. To the best knowledge of Seller and each Subject Company, none of Seller (in respect of the Power Generation Business), ADC (in respect of the ADC Assets), any Subject Company or any director, officer, agent, employee or other Person acting on behalf of Seller or any Subject Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To the best knowledge of Seller, neither Seller (in respect of the Power Generation Business) nor any Subject Company nor any current director, officer, agent, employee or other Person acting on behalf of any of Seller or any Subject Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

                 4.41. Disclosure. None of the Financial Statements, the Interim Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof contained, as of its respective date, any untrue statement of a material fact, or omitted as of such date any statement of a material fact necessary in order to make the statements contained therein not misleading as of such date.

                 4.42. Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of any Seller or any Subject Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby, except for Lazard Brothers and Co., Limited and Mandatum & Co. Oy, each of whose fees and expenses will be paid by Seller, and Seller agrees to hold Purchasers harmless from any liability they may incur arising from such Person's services.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASERS

                 Representations and Warranties of Purchasers. FW represents, warrants and agrees as follows:

                 5.1. Existence and Good Standing of Purchasers; Power and Authority. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required corporate action of each Purchaser and no other action on the part of any Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Purchaser and is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general equitable principles.

                 5.2. No Violations. Except as set forth in Schedule 5.2 attached hereto, the execution, delivery and performance of this Agreement by each Purchaser and the consummation by each Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of such Purchaser; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to such Purchaser or by which any of its properties or assets may be bound; (c) require any filing by such Purchaser with, or require such Purchaser to obtain any permit, consent or approval of, or require such Purchaser to give any notice to, any governmental or regulatory body, agency or authority, except for permits, consents or approvals the non-receipt of which would not adversely affect the execution, delivery and performance of this Agreement by Purchasers (and the consummation of the transactions contemplated hereby); or (d) result in a violation or breach by such Purchaser of, conflict with, constitute (with or without due notice or lapse of time or both) a default by such Purchaser (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of such Purchaser pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which such Purchaser is a party, or by which it or any of its properties or assets may be bound, which, in the case of this clause (d) would materially and adversely affect any Purchaser's ability to consummate the transaction contemplated hereby.

                 5.3. Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of any Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby, except for Lehman

Brothers Inc., whose fees and expenses will be paid by Purchasers, and Purchasers agree to hold Seller harmless from any liability it may incur arising from such Person's services.


                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller under this Agreement to sell the Stock and the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing of all of the following conditions:

                 6.1. Truth of Representations and Warranties. The representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects (to the extent any such representation and warranty is not already qualified by materiality) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Purchasers shall have delivered to Seller on the Closing Date a certificate of an authorized officer of each Purchaser, dated the Closing Date, to such effect.

                 6.2. Performance of Agreements. Each and all of the agreements and covenants of Purchasers to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchasers shall have delivered to Seller a certificate of an authorized officer of each Purchaser, dated the Closing Date, to such effect.

                 6.3. No Litigation Pending. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchasers shall have delivered to Seller a certificate of an authorized officer of each Purchaser, dated the Closing Date, to such effect.

                 6.4. Governmental Approvals. All notifications, consents, authorizations, approvals and clearances from antitrust, competition and other governmental authorities required to be made or obtained, in connection with the transactions contemplated by this Agreement shall have been made or obtained on terms reasonably satisfactory to Seller. All time periods under the HSR Act shall have expired or been terminated.

                 6.5. Legal Opinion. Purchasers shall have delivered to Seller the opinion of White & Case in form and in substance reasonably acceptable to Seller and its counsel.

                 6.6. Certain Agreements. FW or another Purchaser reasonably acceptable to Seller shall have delivered a duly executed copy of the following:

                 (a) Supply Agreement relating to parts for Seller's recovery boiler business, containing the terms set forth on Exhibit B attached hereto and in form and substance reasonably acceptable to Seller (the "
Supply Agreement");

                 (b) Strategic Alliance Agreement relating to cooperation between Seller and FW in connection with the marketing and sale of power boilers and related products of the Power Generation Business by Purchasers, on the one hand, and recovery boilers and related products of Seller, on the other hand, containing the terms set forth on Exhibit C attached hereto and in form and substance reasonably acceptable to Seller (the "Strategic Alliance Agreement");

                 (c) Trademark License Agreement relating to the license by Seller to one or more Purchasers of the name "Ahlstrom" in conjunction with use of, among others, the names or marks "Ahlstrom Pyropower," "Ahlstrom Boiler," "Ahlstrom Pyroflow" and "Ahlstrom Fluxflow" for a period of thirty (30) months from the Closing Date substantially in the form attached hereto as Exhibit D (the "Trademark License Agreement");

                 (d) Intellectual Property License Agreements relating to the license from Seller to one or more Purchasers and from one or more Purchasers to Seller of certain Intellectual Property that is included among the Shared Assets, substantially in the forms attached hereto as Exhibit E-1 and Exhibit E-2 (the "
                                        Intellectual Property License
Agreements");

                 (e) Leases covering (i) the lease from Seller to a Purchaser of the real property on which the Hans Ahlstrom Laboratory is located and (ii) the leases from Seller to a Purchaser and from a Purchaser to Seller of space occupied by the Power Generation Business in cer-tain of the Shared Assets (the "Subleases"), in form and in substance reasonably acceptable to Seller;

                 (f) Service Agreement making available to Seller in connection with the Crown Vista project and any ADC Development Projects not designated by FW for inclusion in the ADC Assets certain employees of ADC hired by FW in connection with the transactions contemplated hereby (the "ADC Services Agreement"), in form and in substance reasonably acceptable to Seller; and

                 (g) Services Agreement relating to the provision by (i) Seller and its Affiliates of specified services to Purchasers and the Subject Companies and (ii) Purchasers and the Subject Companies to Seller and its Affiliates (other than the Subject Companies) (the "Services Agreement"), in form and in substance reasonably acceptable to Seller.

                 6.7.  Contribution I.  Contribution I on the Closing Date
                   shall be at least sixty million US dollars ($60,000,000).

                 6.8. Shared Assets. The task force consisting of representatives of FW and Seller shall have identified all Shared Assets and reached agreement as to which party is the primary user of each of the Shared Assets (including Intellectual Property); and the party determined to be the primary user of such Shared Assets shall have granted the other(s) the right to use such Shared Assets in accordance with the terms of the Intellectual Property License Agreements and the Subleases, as applicable; provided, however, that with respect to patents listed on Schedule 4.32 as (i) 875648 (22/12/87); (ii) 913776 (9/8/91); (iii) 920311 (24/1/92); (iv) 982696
(30/11/92); and 915103 (30/10/91) if the task force determines that such patents are not used or useful outside the Power Generation Business they will not be subject to any license to Seller or otherwise included in the Intellectual Property License Agreements. The task force referred to in the immediately preceding sentence may, at Seller's request, determine that any Acquired Intellectual Property has been improperly listed on Schedule 4.17 and that such Acquired Intellectual Property shall constitute Shared Assets, whereupon such Acquired Intellectual Property shall be deemed to be deleted from Schedule 4.17.

                 6.9. Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VII

                     CONDITIONS TO PURCHASERS' OBLIGATIONS

                 The obligations of Purchasers under this Agreement to purchase the Assets and the Stock and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by FW) at or prior to the Closing of all of the following conditions:

                 7.1. Truth of Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects (to the extent any such representation and warranty is not already qualified by materiality) on and as of the date of this Agreement, and, with respect to Category I Representations and Warranties, as of the Closing Date with the same effect as though such representations had been made on and as of the Closing Date, as supplemented pursuant to Section 8.21, and Seller shall have delivered to Purchaser on the Closing Date a certificate of an authorized officer of Seller, dated the Closing Date, to the foregoing effect.

                 7.2. Performance of Agreements. Each and all of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to FW a certificate of an authorized officer of Seller, dated the Closing Date, to such effect.

                 7.3. No Litigation Pending. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Seller shall have delivered to FW a certificate of an authorized officer of Seller, dated the Closing Date, to such effect.

                 7.4. Governmental Approvals. All notifications, consents, authorizations, approvals and clearances from antitrust, competition and other governmental authorities re-quired to be made or obtained or deemed appropriate by FW, in connection with the transactions contemplated by this Agreement shall have been made or obtained on terms reasonably satisfactory to FW. All time periods under the HSR Act shall have expired or been terminated.

                 7.5.  Consents.  Each of the consents, authorizations and
                   approvals listed on Schedule 7.5 shall have been obtained.

                 7.6. Legal Opinions. Seller shall have delivered to Purchasers the opinion of Cleary, Gottlieb, Steen & Hamilton, in form and in substance reasonably satisfactory to FW and its counsel.

                 7.7. Release of Security Interests. There shall have been delivered to Purchasers documents or other evidence reasonably satisfactory to FW providing for the assignment or release and termination (or bonding or bank guaranties from institutions reasonably satisfactory to FW protecting against such Encumbrances) of all Encumbrances (except for Permitted Encumbrances) on the Assets or the Power Generation Business pursuant to any credit agreement or other instrument evidencing indebtedness of any Seller or any Subject Company, which documents shall be reasonably satisfactory to Purchasers and their counsel.

                 7.8. Environmental Audit. The Environmental Audit shall have been completed and the results thereof shall be accepted (the "Environmental Audit Acceptance") by FW in accordance with the conditions set forth in Exhibit F attached hereto.

                 7.9. No Material Adverse Change. Since the Balance Sheet Date there shall have been no Material Adverse Effect as a result of any organized labor strike or dispute, walkout, slowdown or stoppage, legislative or regulatory change, revocation of any license or rights to do business, or as a result of fire, explosion, accident, casualty, flood, drought, riot, storm, condemnation or other act of God or public force.

                 7.10. FIRPTA Compliance. Purchasers shall have received a non-foreign person affidavit from AIH, dated the Closing Date, as required by
Section 1445 of the Code.

                 7.11. Assignment of Contracts. Each of the contracts listed in Schedule 7.11 attached hereto or entered into by Seller (with respect to the Power Generation

Business) or any Subject Company after the date of this Agreement shall have been duly assigned or otherwise transferred to the applicable Purchaser as required hereunder.

                 7.12. Affiliate Accounts. FW shall have received evidence satisfactory to it that any debts, except those set forth on Schedule 7.12, owed by a Subject Company to any affiliate, officer, director or employee of Seller or another Subject Company have been satisfied, and that any affiliate, officer or employee of Seller in respect of the Power Generation Business, or any Subject Company has satisfied any and all indebtedness owed by any of them to Seller or such Subject Company.

                 7.13.  Certain Agreements.  Seller shall have delivered to FW a duly executed copy of the following:

                 (a) the Supply Agreement, in form and substance reasonably acceptable to FW;

                 (b) the Strategic Alliance Agreement, in form and substance reasonably acceptable to FW;

                 (c)  the Trademark License Agreement;

                 (d)      the Intellectual Property License Agreements;

                 (e) the Subleases, in form and in substance reasonably satisfactory to FW;

(f) the Services Agreement, in form and in substance reasonably acceptable to FW; and

                 (g) the ADC Services Agreement, in form and in substance reasonably acceptable to FW.

                 7.14. Resignations. Thirty days before the Closing Date, FW shall furnish Seller a list of officers and directors of the Subject Company, who shall have resigned by the Closing Date.

                 7.15. Contribution I. Contribution I on the Closing Date shall be at least sixty million US dollars ($60,000,000) and Seller shall have delivered a certificate of its Chief Financial Officer (or such other officer reasonably satisfactory to FW) to such effect which certificate shall have attached to it a reasonably detailed calculation of the determination of the amount of Contribution I.

                 7.16. Documents. Upon receipt by FW of (1) documents listed on the Schedules copies of which are indicated thereon as having not been made available to FW, and (2) documents listed on a Schedule but not listed in the data room index prepared by Cleary, Gottlieb, Steen and Hamilton, as supplemented through June 18, 1995, FW shall be reasonably satisfied that the effect of such agreement or document would not have a Material Adverse Effect or materially, to the extent not evident from the listing or description on the Schedules, impair FW's operation of the Power Generation Business after the Closing.

                 7.17. Shared Assets. The task force consisting of representatives of FW and Seller shall have identified all Shared Assets and reached agreement as to which party is the primary user of each of the Shared Assets (including Intellectual Property); and the party determined to be the primary user of such Shared Assets shall have granted the other(s) the right to use such Shared Assets in accordance with the terms of the Intellectual Property License Agreements and the Subleases, as applicable; provided, however, that with respect to patents listed on Schedule 4.32 as (i) 875648 (22/12/87); (ii) 913776 (9/8/91); (iii) 920311 (24/1/92); (iv) 982696
(30/11/92); and 915103 (30/10/91) if the task force determines that such patents are not used or useful outside the Power Generation Business they will not be subject to any license to Seller or otherwise included in the Intellectual Property License Agreements. The task force referred to in the immediately preceding sentence may, at Seller's request, determine that any Acquired Intellectual Property has been improperly listed on Schedule 4.17 and that such Acquired Intellectual Property shall constitute Shared Assets, whereupon such Acquired Intellectual Property shall be deemed to be deleted from Schedule 4.17.

                 7.18. Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and their counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                              COVENANTS OF SELLER

                 Seller hereby covenants and agrees with Purchasers as follows:

                 8.1. Cooperation by Seller. Subject to Sections 2.5 and 2.6, Seller shall use its best efforts and will cooperate with Purchasers to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller and the Subject Companies to effect the transactions contemplated on its part hereby, and Seller shall otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

                 8.2. Conduct of Power Generation Business. After the date of this Agreement and prior to the Closing Date, except with the consent of FW or as otherwise expressly set forth in this Agreement, Seller agrees as follows:

                 (a) to continue to operate the Power Generation Business as a separate sector of Seller and otherwise in the ordinary course consistent with past practice and maintain separate accounting records and separate bank accounts for the Power Generation Business with respect to the Power Generation Business to the extent consistent with past practice;

                 (b) to use commercially reasonable efforts to preserve for Purchasers the business organization and operations of the Power Generation Business, to keep available the services of each person listed on Schedule 4.23(a) employed in the Power Generation Business and to maintain satisfactory relationships with customers, licensors and others having business relationships with the Power Generation Business;

                 (c) to refrain from making any change in the certificate of incorporation or by-laws or other organizational documents of any Subject Company;

                 (d) not to allow any of the Subject Companies to issue or agree to issue any shares of its capital stock or other equity interests or securities convertible into or exchangeable for or other rights with respect to such capital stock or other equity interests;

                 (e) to refrain from making any change in accounting methods, principles or practices;

                 (f) not to enter into (with respect to the Power Generation Business) or permit any of the Subject Companies to enter into, any contract, transaction or commitment otherwise than in the ordinary course of business consistent with past practice;

                 (g) to refrain from making any dividend or other distribution of all or any portion of the Guaranteed Cash Amount from and after the date the Guaranteed Cash Amount is to be satisfied in accordance with
         Section 8.15;

                 (h) not to (with respect to the Power Generation Business), or permit any of the Subject Companies to (i) transfer or otherwise dispose of or encumber any of their properties or assets used in connection with the Power Generation Business, other than (A) in the ordinary course of business or (B) to another Subject Company; (ii) cancel any debt or waive or compromise any claim or right, except in the ordinary course of business; (iii) grant any increase in the compensation of officers or employees (including by means of adopting any new employee benefit plan), except for increases in the ordinary course of business and consistent with past practice or as required by any Employee Benefit Plan; (iv) amend any Employee Benefit Plans other than in the ordinary course of business or as required by law; (v) make any capital expenditure or commitment, other than in the ordinary course of business consistent with the 1995 capital expense budget for the Power Generation Business; (vi) incur, assume or guarantee any Indebtedness which will constitute a liability of any Subject Company as of the Closing Date other than (A) Permitted Indebtedness, (B) intercompany indebtedness between and among Seller and/or the Subject Companies and (C) guaranties of purchaser orders and similar obligations issued for the benefit of customers in the ordinary course of business; (vii) except in the ordinary course of business, make any change affecting any bank, safe deposit or power of attorney arrangements of any Subject Company;

                 (i) not to (with respect to the Power Generation Business), or permit any Subject Company to, enter into any lease or sublease with respect to any real property other than renewals of existing leases or subleases in the ordinary course of business;

                 (j) not to (with respect to the Power Generation Business), and not to permit any of the Subject Companies to, enter into any agreement, contract or commitment for the furnishing of boilers and related parts pursuant to which the rights of any customer of any Subject Company or Seller to consequential damages thereunder, and not to, and not to permit any Subject Company to, submit any bid or proposal for the furnishing of boilers and related parts which does not contemplate the express disclaimer of a customer's right to consequential damages; and

                 (k) to take all steps, and to cause any Affiliate of Seller (including any Subject Companies) to take all steps necessary or otherwise reasonably prudent in the exercise of its business judgment to protect all Acquired Intellectual Property and prevent it from falling into the public domain, except as to those components of the Acquired Intellectual Property identified on Schedule 4.17 as terminated or to be terminated. The Seller will advise the Purchasers before letting any application or registration concerning any component of the Acquired Intellectual Property lapse and shall make no material changes in its internal decision making process regarding whether protection or registration of material components of the Acquired Intellectual Property shall be applied for.

                 Seller will provide, and take all necessary steps to ensure, that Purchasers receive any and all reasonable cooperation and assistance requested by Purchasers from Seller and Seller's United States and foreign patent and trademark agents or attorneys and any organization responsible for payment of patent and trademark taxes, maintenance fees and annuities in connection with the assignment to Purchaser of the Acquired Intellectual Property, such cooperation and assistance to include, without limitation: supplying at Purchasers' request all necessary materials, patent and trademark files, issued patents and registered trademarks, prosecution files and correspondence relating thereto, to Purchasers' designated agent; providing assistance of inventors and other technical personnel as may be necessary; and cooperating in the execution of all necessary documents relating to assignment of Acquired Intellectual Property, all at no cost to any Purchaser.

                 During the period from the date of this Agreement to the Closing Date, Seller shall, and shall cause the Subject Companies to, within twenty (20) days after the end of each month commencing with the month of May 1995, deliver to FW monthly management reports of the Power Generation Business conducted by Seller and its Affiliates prepared on the same basis as the monthly management reports previously made available to FW, together with a schedule of Backlog as of such date related to Contribution I on a basis consistent with Schedule 4.30 ("Seller's Management Accounting Reports"). No later than June 30, 1995 and the thirtieth day of each month thereafter (except as provided below), Seller shall deliver to FW monthly restatements of such management reports of the Power Generation Business conducted by Seller and its Affiliates for the period ended as of the prior month, which restatements shall be prepared in accordance with International Accounting Standards Consistently Applied and on the same basis as the Financial Statements. Notwithstanding the foregoing, the monthly management reports and financial statements as at June 30, 1995 and for the six months then ending shall be delivered to FW on or before August 20, 1995 with respect to the management report and August 30, 1995 with respect to restatement thereof. Seller shall promptly notify FW at any time that it becomes aware that any representation or warranty made by Seller in or pursuant to this Agreement is untrue or inaccurate in any material respect and shall promptly notify FW of any material adverse change from the normal course of the business of the Power Generation Business or in the operation of Seller Property or Premises and of any governmental complaints, investigations, hearings or proceedings which is reasonably likely to have a Material Adverse Effect.

                 8.3. Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Seller shall not, and shall not permit any of its Affiliates or their respective officers, directors, employees and advisors to, take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchasers, concerning any sale of the Power Generation Business, the Assets or any material part thereof or any similar transaction. Seller will promptly communicate to FW terms of any proposal or inquiry that it may receive in respect of any such transaction or of any such negotiations or discussions being sought to be initiated with Seller and the nature of any such information requested from it, and the identity of the third party initiating any such proposal, inquiry, discussion or request.

                 8.4. Review of Business. (a) FW may, except with respect to the categories of items listed on Schedule 8.4 attached hereto which may be reviewed by FW directly or indirectly through its representatives only after the later of the Antitrust Clearance Date and the Environmental Audit Acceptance Date, either directly or through its representatives, review the Power Generation Business, including, without limitation, (i) the Assets, (ii) the complete working papers of Seller's and each Subject Company's independent public accountants underlying their report on the Financial Statements, (iii) the employee records (including information on salaries and bonuses for the fiscal year ended on the Balance Sheet Date) of employees of Seller whose duties are primarily devoted to the Power Generation Business and employees of each Subject Company and ADC who may be employed by FW or an Affiliate of FW subsequent to the Closing Date and (iv) the Books and Records of Seller, the Subject Companies and ADC as FW deems necessary or advisable to familiarize itself with the Power Generation Business and the ADC Assets and related matters; such review shall not, however, affect the representations and warranties made by Seller hereunder or the remedies of Purchasers for breaches of those representations and warranties. Such review shall occur only during normal business hours and upon reasonable notice by FW. Except to the extent relating to the categories of items listed on Schedule 8.4 attached hereto to which FW may have access directly or indirectly through its representatives after the later of the Antitrust Clearance Date and the Environmental Audit Acceptance Date, Seller shall permit FW and its representatives to have, after the execution of this Agreement, supervised access on reasonable prior notice during normal business hours, to the extent possible without undue disruption of operations of the Power Generation Business, to the employees of Seller and the Subject Companies listed on Schedule 8.4 attached hereto who can furnish Purchasers with financial and operating data and other information with respect to the Power Generation Business as any Purchaser shall from time to time reasonably request. In connection with such review, FW shall be permitted to make copies, at its own expense, of any of the documents reviewed by it.

                 8.5. Governmental Filings. It is expressly acknowledged and agreed that, as soon as practicable after the execution of this Agreement, Seller and FW shall file a

Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "HSR Filing") and may make other filings as required or deemed appropriate with other antitrust, competition and other governmental authorities. Seller and FW each agrees that it will cooperate with the other in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto.

                 8.6. Environmental Audit. Promptly after the execution of this Agreement, FW and Seller shall instruct Geraghty & Miller, Inc. (the "Environmental Auditor"), to perform the work and procedures outlined in Exhibit F attached hereto in accordance with the terms set forth therein (the "Environmental Audit").

                 8.7. Building and Site Inspection. Seller shall permit Purchasers or their representatives or agents to enter the real property (whether leased or owned by a Seller or a Subject Company) described in Schedules 4.9 and 4.10 and the structures thereon (herein sometimes called the "Premises") at any reasonable time or times during normal business hours with prior notification to inspect the Premises and the installations thereon, and to make such surveys as Purchasers reasonably require, and to examine and copy, at Purchasers' sole cost, all existing plans, building permits, title, deeds, reports, surveys, working drawings and specifications of the Premises as are in any Seller's possession (all of the foregoing herein referred to as the "Building Inspection"), provided that such Building Inspection does not unduly interfere with Seller's or a Subject Company's normal business operations conducted on the Premises and shall not cause in any event any shutdown of Seller's or a Subject Company's operations.

                 8.8. Non-Competition; Confidentiality. (a) Seller agrees that from the Closing Date until the fifth (5th) anniversary of the Closing Date (the "Restricted Period"), it will not, and will cause its Affiliates not to, directly or indirectly own, manage, operate, control, or participate in the ownership, management, operation or control of, or be connected in any manner with any Person that competes with the Power Generation Business. Ownership of less than 5% of the voting power of the securities of such a company whose securities are publicly traded shall not be a violation of this Section 8.8(a). Nothing in this Section

8.8 shall be construed to prevent Seller from (i) engaging in the Recovery Boiler Business or (ii) engaging in the business of all aspects of manufacture of plants and equipment (other than power boilers except as provided below) and processing of pulp, paper and other forest products including, without limitation, handling, processing and/or disposal of waste streams from pulp or paper mills, chemical recovery boiler processes and equipment, and the design and furnishing of equipment therefor, and the delivery of recovery boiler islands and of power boilers manufactured by a Person other than Seller or any Affiliate of Seller in connection therewith. In addition to the foregoing, it shall not constitute a breach of this covenant if Seller or any Affiliate acquires the stock or assets of any entity that derives less than 10% of its revenues from a business competitive with the Power Generation Business provided that Seller or such Affiliate divests the assets comprising or relating primarily to the Power Generation Business within six months after such acquisition.

                 (b) Seller agrees, covenants and acknowledges that from and after the Closing Date, it will not disclose, give, sell, use or otherwise divulge any Confidential Information relating to the Power Generation Business or the ADC Assets.

                 (c) In the event Seller or its Affiliates, or their respective employees, officers, directors or advisors become legally compelled to disclose any Confidential Information, Seller shall provide Purchasers with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 8.8. In the event that such protective order or other remedy is not obtained, or Purchasers waive compliance with this Section 8.8, Seller shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its best efforts to obtain assurances that appropriate confidential treatment will be accorded Confidential Information.

                 (d) The confidentiality and restrictive use obligations under this Section 8.8 shall not apply to any information that, at the time of disclosure, is or subsequently becomes available publicly; provided, however, that such information was not disclosed in breach of this Agreement by the disclosing party or any of its Affiliates or their respective employees, officers, directors or advisors.

                 (e) It is the desire and intent of the parties to this Agreement that the provisions of this Section 8.8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 8.8 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

                 (f) Seller recognizes that the performance of the obligations under this Section 8.8 are special, unique and extraordinary in character, and that in the event of the breach by Seller, its Affiliates or their respective employees, officers, directors or advisors of the terms and conditions of this
Section 8.8, Purchasers shall be entitled, if they so elect, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance thereof by Seller or to enjoin Seller, its Affiliates or their respective employees, officers, directors or advisors from violating the provisions of this Section 8.8.

                 8.9. Notice of Sale. As reasonably requested by Purchasers, from time to time Seller will prepare and mail notices to third parties under any of the Assigned Contracts and other agreements assigned to Purchasers by Seller, advising such other party that such Assigned Contract or other agreement has been assigned to a Purchaser and directing such other party to send to such Purchaser all future notices and correspondence relating to such agreements.

                 8.10. Further Assurances. At any time or from time to time after the Closing Date, Seller shall, at the reasonable request of a Purchaser, execute and deliver any further instruments or documents and take all such further action as such Purchaser may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations and the sale of Stock pursuant to this Agreement.

                 8.11. Reorganizational Transactions. Prior to the Closing, Seller and AIH shall cause (a) API to distribute all of the capital stock of ADC to an Affiliate of Seller (other than a Subject Company), (b) ADC to distribute all of the capital stock of APD, Sagittarius and Pisces to API and
(c) ADC to transfer to API those of its employees requested to be so transferred by FW upon five (5) Business Days prior written notice ((a), (b) and (c), collectively, the

"Reorganizational Transactions"). Seller or an Affiliate of Seller (other than a Subject Company) shall bear any and all Taxes, costs and expenses related to the Reorganizational Transactions.

                 8.12. Insurance; Risk of Loss. (a) To the extent that (i) there are insurance policies maintained by Seller or its Affiliates (other than the Subject Companies) ("Ahlstrom Insurance Policies") insuring against any loss, liability, damage or expense relating to the assets, operation, and employees (including former employees) of the Power Generation Business ("Subject Company Liabilities") and relating to or arising out of acts or omissions occurring on or prior to the Closing, and (ii) Ahlstrom Insurance Policies continue after Closing to permit claims to be made with respect to such Subject Company Liabilities relating to or arising out of acts or omissions occurring on or prior to the Closing (such claims, the "Subject Company Claims"), to the extent assignable, Seller shall assign such Subject Company Claims to Purchasers and to the extent not assignable, Seller shall and shall cause such Affiliates to submit and otherwise to administer the collection of payment in respect of Subject Company Claims on behalf of Purchasers and the Subject Companies under Ahlstrom Insurance Policies. Purchasers shall be responsible for insurance coverage with respect to Subject Company Liabilities to the extent relating to or arising out of acts or omissions occurring after the Closing.

                 (b) Seller shall immediately reimburse the Subject Companies for any deductible payment made in connection with a Subject Company Claim that would have resulted in a Subject Company Claim and a payment in respect thereof under an Ahlstrom Insurance Policy but for the fact that the Subject Company Claim did not exceed the relevant deductible amount. Seller shall immediately reimburse the Subject Companies for all self-insured retention amounts, retrospective premiums and all other costs and charges incurred by the Subject Companies in respect of a Subject Company Claim to the extent amounts in respect of such Subject Company Claim exceed the amount reserved therefor on the Final Closing Balance Sheet.

                 (c) On the Closing Date, Seller shall, and shall cause its Affiliates to include FW and each Purchaser and the Subject Companies as named insureds on the insurance policies then maintained by Seller or their Affiliates with respect to Subject Company Claims and for five (5) years thereafter shall, and shall cause its Affiliates to, continue to maintain reasonably equivalent (that is, at least equivalent types, limits, forms, and quality insurers) insurance.

                 8.13. Receivables Repurchase. (a) On the last Business Day of each month following the Closing Date, FW may deliver a certificate to Seller certifying an amount equal to the excess of (1) the billed Accounts Receivable set forth on the Final Closing Balance Sheet which remain uncollected and 180 days or more overdue over (2) the amount of applicable reserves or contingencies included in the Final Closing Balance Sheet or the relevant Project Budget for such Accounts Receivable (the "Uncollected Receivables"). In determining whether any billed Accounts Receivable set forth in the Final Closing Balance Sheet remain uncollected and 180 days or more overdue, all payments from an account receivable debtor shall be applied to payment of the oldest outstanding account receivable of that debtor, unless otherwise specifically stated with such payment or unless such debtor disputes that any such account receivable is owing, in which event payment shall be applied to the next oldest account of such debtor not in dispute. Within five
(5) Business Days of receipt of each such certificate, Seller shall pay FW in immediately available funds the face amount of the Uncollected Receivables specified in such certificate. The certificate delivered by FW pursuant to this Section 8.13(a) shall state that it has complied, in all material respects, with clause (a) and has complied with clause (b) of Section 10.9.

                 (b) Any disputes with respect to the obligation of the Seller to purchase the Uncollected Receivables shall be resolved in accordance with
Section 14.11. Any amounts that are required to be repaid to Seller by FW shall be repaid with interest calculated at the US Prime Rate.

                 (c)  The receipt of payments from Seller referred to in
Section 8.13(a) shall, to the extent permitted by applicable law, be treated as an adjustment to the Purchase Price.

                 8.14. Registrations and Use of Names. (a) Prior to the Closing Date, Seller shall, upon FW's reasonable request, apply for appropriate registration of any Marks, used by Seller or any of its Affiliates (including any Subject Company) in connection with the Power Generation Business, including, without limitation, application for registration of the "PYROPOWER" mark (by itself or together with any other word, symbol, mark or phrase) in all relevant classes, to the extent legally permitted and not in conflict with any existing agreements to which Seller is subject; provided, however, that any such agreement is listed in Schedule 4.17.

                 (b) Seller agrees that, after the Closing Date, Seller and its Affiliates shall discontinue all use of the name(s) "Ahlstrom Pyropower Sector", "Ahlstrom Pyroflow", "Fluxflow", "Termoflow", "Pyropower", "Ecoflow", "Ecofire", "Ahlguard", "CeraFilter", "Witermo", and "Bioflow", alone or in any combination of words for any and all products and services, and will as promptly as practicable but in no event more than thirty (30) days following the Closing Date, eliminate such name(s) from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials used by it (other than appropriate references in any Seller annual report).

                 8.15. Guaranteed Cash Amount. On or prior to the Cash Guaranty Date, Seller shall deposit cash or cash equivalents necessary to ensure that the Guaranteed Cash Amount is in the Power Generation Business on the Cash Guaranty Date.

                 8.16. Permits. Within thirty (30) days after the date of this Agreement, Seller shall deliver to FW a true and complete list of all Permits required in connection with the use, operation or ownership of the Assets, the assets of the Subject Companies and the conduct of the Power Generation Business as conducted on the date hereof.

                 8.17. Bank Accounts. Not later than ten (10) days prior to the Closing Date, Seller shall provide FW with (a) the name of each bank or financial institution in which a Subject Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, the numbers (or means of identification) of all such accounts, lock boxes or safe deposit boxes and the names of all provisions authorized to draw thereon or to have access thereto.

                 8.18. Certain Employee Matters. Neither Seller nor any of its Affiliates shall for a period of two (2) years from the Closing Date solicit the employment of, or induce any Person to engage in such solicitation, of any employees hired by a Purchaser pursuant to this Agreement.

                 8.19. Transfer of Bioflow Stock. Prior to Closing the parties shall agree on the value of the Bioflow Stock for purposes of the allocation of the Purchase Price pursuant to Section 3.6 (the "Bioflow Price").

                 (a) With respect to transfer of the Bioflow Stock in accordance with Section 2.1(a), after the date hereof and prior to the Closing, Seller shall notify Sydkraft Aktiebolag ("Sydkraft") and shall otherwise comply with the provisions set forth in Sections 15.3.2 and 15.3.3 of the Cooperation Contract dated June 28, 1991 between Seller and Sydkraft (the "Bioflow Agreement") and offer to sell the Bioflow Stock to Sydkraft for the Bioflow Price.

                 (b) If Sydkraft does not exercise its right of first refusal and accept Seller's offer to sell the Bioflow Stock within the time period provided in the Bioflow Agreement (the "Offer Period"), then the Bioflow Stock shall be transferred to a Purchaser in accordance with the procedure specified in Section 2.1(a) as soon as possible after expiration of the Offer Period against receipt by Seller of the consideration specified in Section 3.1.

                 (c) If Sydkraft elects to exercise its right of first refusal and purchase the Bioflow Stock, then the Bioflow Price shall be retained by Seller and Purchasers shall have no further rights or obligations with respect to the Bioflow Stock.

                 8.20.  Contract Review.           (a)  Promptly after
execution of this Agreement Seller shall, and shall cause each Subject Company to, make available to FW and its designated representatives of FW such information as may be reasonably requested from time to time by FW to review the Opening Backlog and Contribution I related to such Opening Backlog, including, without limitation, (1) the information necessary for FW to complete the contract review form attached hereto as Schedule 8.20(a)(1), (2) the technical information referred to in Schedule 8.20(a)(2) attached hereto, (3) true and correct copies of all contracts and (4) true and correct copies of the most recent project budgets. Seller also agrees to make available, or cause to be made available, to FW and its designated representatives such employees of Seller and Seller's Affiliates and other Persons as may be reasonably requested by FW including, without limitation, project managers for each project and other employees responsible for reviewing project budgets, determining contingencies and reserves relating thereto and determining Contract Costs attributable to Backlog. FW agrees to complete its review of the Initial Contacts and the Other Contracts, and propose any adjustments under Sections 8.20(b) and 8.20(c) as soon as practicable but in any event not later than September 1, 1995. Seller shall provide the information, and make available the personnel, referred to above in a timely manner to afford FW the opportunity to complete its review by such date. Seller agrees to confirm in writing or by acknowledging on FW's completed contract review form certain factual information provided to FW, including amounts of contingencies and reserves.

                 (b) Promptly after the date hereof, Seller shall provide to FW a true and correct list of all Booked Contracts and contracts under which Seller or a Subject Company may be required to provide warranty service, in each case with a contract price in excess of five million US dollars ($5,000,000) (together with the POSCO Contracts, the "Initial Contracts").
FW's designated representative shall review the Initial Contracts on a contract by contract basis. If FW proposes any adjustments to the project budgets relating to any of the Initial Contracts which are accepted by Seller in writing ("Agreed Adjustments"), such project budget shall be revised and reflected in Seller's Books and Records and Contribution I shall be appropriately adjusted. Any adjustments proposed to the project budgets relating to any of the Initial Contracts which are not accepted by Seller (the "Disputed Adjustments") or which are proposed pursuant to Section 8.20(c) or
Section 8.20(e) and are not accepted by Seller shall not affect the applicable project budget or reduce Contribution I. A tabulation of the Disputed Adjustments will be kept by FW and Seller and if the aggregate US dollar amount of all Disputed Adjustments which, if accepted by Seller, would have had the effect of reducing Contribution I by an amount which equals or exceeds five million US dollars ($5,000,000) (the "Termination Threshold"), then either FW or Seller may terminate this Agreement by written notice to the other. If neither FW nor Seller receives such written notice from the other party within five (5) Business Days after the Disputed Adjustments equal or exceed the Termination Threshold, then such other party shall have deemed to waive its right to terminate this Agreement under this Section 8.20(b) unless additional Disputed Adjustments arise thereafter. Until such time as either party exercises its right to terminate this Agreement under this Section 8.20(b), FW may continue to review the Initial Contracts on a contract by contract basis and if further Disputed Adjustments arise, either party may elect to terminate this Agreement in accordance with the procedure set forth above and if such right is not exercised within five (5) Business Days such right will be waived unless subsequent Disputed Adjustments arise.

                 (c) Upon completion of the review of the Initial Contracts by FW and its designated representatives, if the Disputed Adjustments are less than the Termination Threshold or, if equal to or greater than the Termination Threshold, each party's right to terminate this Agreement was waived as provided in clause (b) above, FW and its designated representatives may review such other contracts in Backlog and any other contracts with open warranty obligations ("Other Contracts") and project budgets relating thereto as may be requested by FW from time to time but in any event prior to September 1, 1995. If after completion of the review of the Initial Contracts, the Disputed Adjustments are less than the Termination Threshold and based on its review of the Other Contracts FW proposes adjustments to Contribution I which, together with the Disputed Adjustments, equal or exceed the Termination Threshold, either party may terminate this Agreement by written notice to the other party within five (5) Business Days thereafter. If neither party receives such written notice from the other party, then such other party shall have deemed to have waived its right to terminate this Agreement under this Section 8.20(c).

                 (d) FW and its designated representatives will have the right to review all Booked Contracts entered into by Seller or any of its Affiliates with respect to the Power Generation Business after the date of this Agreement and participate in the preparation of project budgets and the determination of Contribution I attributable thereto. FW and Seller in good faith shall attempt to resolve any differences in good faith regarding the Contribution I attributable to each such Booked Contract.

                 (e) (i) In the event that FW believes that Contribution I should be adjusted by reason of the effects of objective events or developments subsequent to the date of the respective Project Budgets and such adjustments were not made by Seller pursuant to clause (ii) of Section 3.7, FW shall have the right to terminate this Agreement if such adjustments, together with the Disputed Adjustments and the aggregate amount of adjustments proposed by FW under clause (c) above which are not accepted by Seller, equal or exceed the Termination Threshold. FW shall exercise its right to terminate this Agreement by written notice to Seller; provided, however that such right shall be deemed to have been waived by FW if such notice is not given to Seller within five (5) Business Days after such right exists.

                 (ii)     Notwithstanding clause (i) above, if pursuant to this
Section 8.20, FW has previously had the right to terminate this Agreement but elected not to exercise such right or waived such right, FW may only terminate this Agreement under the circumstances described in such clause if the new adjustment to Contribution I which FW believes should be made equals or exceeds fifty thousand US dollars ($50,000).

                 (iii) Any objection by Seller to FW's proposed adjustment under Section 8.20(e)(i) above which gave rise to FW's termination of this Agreement shall be resolved in accordance with the provisions of Section 14.11. The arbitrator will be deemed to have ruled in favor of FW if it finds that FW's proposed adjustments were not unreasonable in light of all the circumstances relating to such project or projects and without giving any effect to the impact on either FW or Seller as a result of the termination of this Agreement.

                 8.21. Supplements to Certain Schedules. From time to time prior to the Closing Date, Seller may supplement Schedules 4.9, 4.10, 4.11 (other than (h) and (l)), 4.16, 4.17(a), 4.22, 4.23, 4.24, 4.36 and 4.37 with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule; provided, however, that any such matter arose in the ordinary course of the Power Generation Business of Seller consistent with Seller's obligations under Section 8.2 hereof.


                                   ARTICLE IX

                            CERTAIN BENEFITS MATTERS

                 9.1. Retirement Plan. Effective as of the Closing Date, Seller shall cause the benefits under the Ahlstrom Group Retirement Plan for U.S. Employees (the "Ahlstrom Retirement Plan") and under the Ahlstrom Group Supplemental Executive Retirement Plan for U.S. Employees (the "Ahlstrom SERP") of all employees of the Subject Companies and of those individuals whose names are set forth on Schedule 4.23(a) (other than those to be retained by Seller as indicated on Schedule 4.23(a)) ("Affected Employees") to be fully vested and frozen, such that no compensation earned by, or service of, or other circumstance with respect to, any Affected Employee relating to a period following the Closing Date shall be taken into account in determining the amount of the Affected Employee's accrued benefit under the Ahlstrom Retirement Plan or the Ahlstrom SERP.

                 9.2. Service. Purchasers shall cause each Affected Employee to be granted credit for eligibility and vesting (but not benefit accrual) purposes under each employee benefit plan, program, arrangement, agreement or commitment in which such Affected Employee is eligible to participate following the Closing Date for all service to the extent taken into account under a corresponding plan, program, arrangement, agreement or commitment maintained by Seller or any of its Affiliates prior to the Closing Date and listed on Schedule 4.20 or
Schedule 9.2. Purchasers shall cause each Affected Employee to be granted credit for purposes of determining the amount of the benefit to which such Affected Employee is entitled under any severance plan, program, or arrangement, and for purposes of determining the amount of vacation to which each Affected Employee is entitled, following the Closing Date for all service to the extent taken into account under the corresponding Employee Benefit Plan maintained by the employer of such Affected Employee prior to the Closing Date.

                 9.3. Savings Plan. Effective as of the Closing Date, Seller shall cause the benefits under the Ahlstrom Group Retirement Savings Plan for U.S. Employees (the "Ahlstrom Savings Plan") of Affected Employees to become fully vested. As soon as practical after the Closing Date, Purchaser shall, at the request of applicable Affected Employees, make available a tax-qualified defined contribution plan specified by Purchaser (the "FW Savings Plan") to accept eligible rollovers (including direct rollovers) of such Affected Employees' account balances in the Ahlstrom Savings Plan, subject to such terms and conditions as FW may reasonably require.

                 9.4. Termination of Employee Benefit Plans. Seller covenants and agrees that upon reasonable advance written notice by FW to Seller prior to the Closing, Seller shall terminate or cause to be terminated, effective no later than as of the Closing, any employee benefit plan, program, arrangement, agreement or commitment maintained or sponsored by any Subject Company that is specified by FW in such notice (each a "Terminated Plan" and collectively the "Terminated Plans").

                 9.5. Finnish Employee Benefits. (a) The Finnish personnel employed by Seller for the Power Generation Business as indicated on Schedule
4.23 (a) hereto (the "Finnish Transferred Employees") shall be transferred from Seller to Purchasers under Section 7 of the Finnish Act on Employment Contracts (tyosopimuslaki). Seller will separately provide Purchasers with additional information about each of the Finnish Transferred Employees (including his or her job title, annual compensation, age and length of service) within 5 days after the later to occur of the Environmental Audit Acceptance Date and the Antitrust Clearance Date.

                 (b) Seller shall pay, or appropriately reflect on the Final Closing Balance Sheet, the salaries, wages, fringe benefits and pensions of the Finnish Transferred Employees, up to the Closing Date, whereafter Purchasers shall be responsible for them; provided, however, that Seller will be responsible on accrual basis for "holiday compensation" (lomakorvaus), "holiday pay (lomapalkka), "end-of-holiday pay" (lomaltapaluuraha), "pension and social security charges" (elake-ja sosiaaliturvamaksut), "accrued shortening of working time" (kertynyt tyoajan lyhennys), "free shift compensation" (vapaavuorokorvaus) and other similar "charges" (maksut), to the extent such "charges" are related to the time before the Closing Date.

                 (c) The parties furthermore expressly agree that Purchasers shall be responsible for "disability pension premium"
(tyokyvyttomyyselakevakuutusmaksu), "individual early retirement pension premium" (yksilollinen varhaiselakevakuutusmaksu), "unemployment pension premium" (tyottomyyselakevakuutusmaksu) if the "occurrence of pension" (elaketapahtuma) takes place on or after the Closing Date, whereas, Seller shall be responsible for them if the "occurrence of pension" takes place before the Closing Date.

                 (d) The calculations regarding the items set forth in Section 9.5(b) above will be based upon the wage and salary level of the personnel at the Closing Date. The "pension charge" (TEL-maksu), "social security charge" (sosiaaliturvamaksu), "accident insurance charge" (tapaturmavakuutusmaksu), "unemployment insurance charge" (tyottomyysvakuutusmaksu) and "group life insurance" (ryhmahenkivakuutusmaksu) shall be computed using the same percentages as used in the Balance Sheet. If, however, the percentage used, wage and salary paid by Purchasers when actually paying the amounts specified in Section 9.5(b) above, is lower, this lower percentage, wage and salary shall be used in the computation.

                 9.6. Health Insurance Run-Off Claims. Except as provided in this Section 9.6, Seller shall be responsible for all claims incurred on or prior to the Closing Date under the health (including medical, dental and vision) insurance plans for the benefit of employees of API and its subsidiaries that are Subject Companies and ADC, subject to the terms and conditions of those plans. FW shall cause API to be responsible for all such claims for employees of API and its subsidiaries that are Subject Companies and ADC (other than employees of ADC who will be retained by Seller as indicated on Schedule 4.23(a)) incurred after the Closing Date, subject to the terms and conditions of the plans, if any, maintained by Purchaser or API. For purposes of this Section 9.6, a claim shall be deemed to be incurred when the cost or expense that is reimbursable under the applicable plan arises. Purchaser agrees to cause API to administer the claims process with respect to claims for which Seller is responsible pursuant to this Section
9.6 in accordance with the terms of the applicable plans, applicable law and prior practice, and to pay out all benefits due under the terms of the applicable plan. Seller agrees to reimburse FW or API for the amount of such benefits no later than thirty days following receipt of a statement therefore together with a detail of the nature and amount of the claims paid; provided, however, that Seller shall not be required to reimburse FW or API for any amount which FW or API is entitled to recover under any "stop-loss" or similar insurance policy maintained by API as of the Closing. In the event that any person contests any determination by FW or API to deny a claim made under any such plan, FW or API shall notify Seller as soon as practicable (but in any event prior to the passage of time that would materially prejudice the Seller's ability to deny such contest) after it is notified of such contest, in which case Seller shall assume full responsibility and authority for the administration of such claim and the resolution of such contest and shall indemnify and hold the Purchaser Indemnified Parties harmless from any claim, liability, cost or expense (including reasonable attorneys' fees) arising therefrom.

                                   ARTICLE X

                            COVENANTS OF PURCHASERS

                 Each of Purchasers hereby covenants and agrees with Seller as follows:

                 10.1. Cooperation by Purchasers. Subject to Sections 2.5 and 2.6, each of Purchasers will use their best efforts, and will cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable such Purchaser to effect the transactions contemplated on its part hereby, and each Purchaser will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Nothing in this Section 10.1 or any other provision of this Agreement shall require any Purchaser to agree to divest all or any portion of the Power Generation Business or to take any other action that may in the reasonable judgment of FW materially adversely affect the conduct of the Power Generation Business or a related business conducted by FW or any of its Affiliates in order to obtain any consent or approval (including, without limitation, under the HSR Act) necessary to consummate the transactions contemplated by this Agreement.

                 10.2. Books and Records; Personnel. At all times after the Closing Date, each Purchaser shall allow Seller and any agents of Seller, upon reasonable advance notice to such Purchaser, access to all Books and Records and personnel of Seller and the Subject Companies which are transferred to Purchaser in connection herewith, to the extent necessary in connection with pre-Closing transactions, or preparation for, existing or future litigation, employment matters, tax returns (including those necessary to establish tax credits) or audits, or reports to or filings with governmental agencies, during normal working hours at Purchaser's principal places of business or at any location where such Books and Records are stored, and Seller shall have the right, at its cost, to make copies of any such Books and Records.

                 10.3. Further Assurances. At any time or from time to time after the Closing Date, Purchasers shall, at the request of any Seller, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the sale of the Assets, the assumption of the Assumed Obligations and the sale of the Stock pursuant to this Agreement.

                 10.4. Release of Seller from Certain Obligations; Surety Bonds. (a) Purchasers agree to use commercially reasonable efforts to obtain the release of Seller from each guaranty provided by Seller in connection with the Power Generation Business purchased by Purchasers pursuant to this Agreement which are listed on Schedule 10.4 attached hereto ("Seller Guarantees"). Commercially reasonable efforts shall include offering equivalent Purchaser guarantees in order to obtain such releases.

                 (b) Purchasers shall not be obligated to obtain the release of, and Seller shall maintain, all surety bonds listed in Schedule 4.16(b) attached hereto issued on behalf of any Subject Company, or, in respect of the Power Generation Business, Seller, through the completion of work covered by such surety bonds.

                 (c) If FW is unable to obtain the release of any Seller Guarantees, FW shall indemnify and hold harmless Seller from and against liabilities under Seller Guarantees to the extent arising out of the conduct of the Power Generation Business by FW after the Closing Date. FW shall indemnify and hold harmless Seller from and against liabilities arising under the surety bonds referred to in paragraph (b) of this Section 10.4 to the extent arising out of the conduct of the Power Generation Business by FW after the Closing.

                 10.5. Confidentiality. (a) Purchasers agree that from the date of this Agreement until the Closing (i) any Confidential Information relating to Seller or its businesses including, without limitation, the Power Generation Business and the Recovery Boiler Business, received by Purchasers or Purchasers' advisors, whether received before or after the date hereof, shall be kept confidential by Purchasers and Purchasers' advisors and shall be used solely in furtherance of the transactions contemplated by this Agreement; (ii) Purchasers shall not, and shall cause their advisors not to disclose or distribute any Confidential Information in any manner whatsoever to any third party without the prior written consent of Seller and; (iii) Purchasers agree, covenant and acknowledge that from and after the Closing Date, they will not give, sell, use or otherwise divulge any Confidential Information relating to Seller or its business, including the Recovery Boiler Business, except as contemplated by the Supply Agreement.

                 (b) From the date of this Agreement until the Closing, (i) Purchasers shall restrict the distribution of the Confidential Information to such of their employees and advisors who need to know such information for the sole purpose of furthering the transactions contemplated by this Agreement and
(ii) Purchasers shall, in addition, inform each employee or advisor to whom Confidential Information is disclosed of the restrictions as to the use and disclosure of Confidential Information and ensure that each such employee or advisor shall observe such restrictions.

                 (c) Purchasers agree, covenant and acknowledge that from and after the Closing Date, they will not disclose, give, sell, use or otherwise divulge any Confidential Information relating to (i) Seller or its businesses including the Recovery Boiler Business or (ii) the Retained Shared

Assets except as contemplated by the Intellectual Property License Agreements.

                 (d) In the event Purchasers or their respective employees, officers, directors or advisors become legally compelled to disclose any Confidential Information, Purchasers shall provide Seller with prompt written notice of such requirement so that Seller may seek a protective order or other remedy or waive compliance with this Section 10.5. In the event that such protective order or other remedy is not obtained, or Seller waives compliance with this Section 10.5, Purchasers shall furnish only that portion of Confidential Information which is legally required to be provided and exercise their best efforts to obtain assurances that appropriate confidential treatment will be accorded Confidential Information.

                 (e) The confidentiality and restrictive use obligations under this Section 10.5 shall not apply to any information that, at the time of disclosure, is or subsequently becomes available publicly, provided, however, that such information was not disclosed in breach of this Agreement by Purchasers or any of their Affiliates, or their respective employees, officers, directors or advisors.

                 (f) It is the desire and intent of the parties to this Agreement that the provisions of this Section 10.5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 10.5 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

                 (g) Purchasers recognize that the performance of the obligations under this Section 10.5 are special, unique and extraordinary in character, and that in the event of the breach by Purchasers, their Affiliates or their respective employees, officers, directors or advisors of the terms and conditions of this Section 10.5, Seller shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enforce the specific performance thereof by Purchasers or to enjoin Purchasers, their Affiliates or their respective employees, officers, directors or advisors from violating the provisions of this Section 10.5.

                 10.6. Certain Employee Matters. (a) Subject to Sections 10.6(b) and (c) below, Purchasers hereby covenant and agree that they shall offer employment to the persons whose names are set forth on Schedule 4.23(a) hereto other than those to be retained by Seller as indicated on Schedule 4.23(a).

                 (b) Except for the employees listed in Schedule 10.6(b), neither Purchasers nor their Affiliates nor their respective employees, officers or directors shall, until the later of the Environmental Audit Acceptance Date and the Antitrust Clearance Date solicit the employment of any persons whose names are set forth on Schedule 4.23(a), or induce any Person to engage in such solicitation other than in connection with the transactions contemplated by this Agreement.

                 (c) Purchasers hereby covenant and agree that in the event this Agreement is terminated, they shall not for a period of two (2) years from the date of such termination offer employment to or hire (as an employee, independent contractor, consultant or otherwise) any person who was, at any time during the six-month period prior to the date of such termination an employee, officer or director of Seller (with respect to the Power Generation Business), ADC or the Subject Companies.

                 10.7. Finnish VAT Certification. FW shall deliver to Seller at Closing a certificate, for purposes of Finnish transfer taxes, signed by an authorized officer of Purchasers stating that FW is purchasing the Power Generation Business as an entirety and presently intends to continue the operation of such business.

                 10.8. Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Purchasers shall not, and shall not permit any of their Affiliates or their respective officers, directors, employees and advisors to, take any action to, directly or indirectly, encourage, initiate or engage in discussions, negotiations, agreements or understandings with any third party concerning any purchase by Purchasers of the capital stock or the assets of an entity involved in the power generation business of the type conducted by Seller if such purchase is reasonably likely to have an adverse impact on approval of the transactions contemplated hereby under the HSR Act.

                 10.9. Accounts Receivable. (a) FW agrees to use ordinary and customary efforts consistent with its past practice to (i) attempt to collect the billed Accounts Receivable set forth in the Final Closing Balance Sheet, and (ii) perform, in all material respects, all warranty work or other service obligations under the contract giving rise to Accounts Receivable. Seller agrees to cooperate, and to cause its employees to cooperate, and furnish reasonable assistance to FW to collect Accounts Receivable referred to in the preceding sentence. After the first anniversary of the Closing Date, any billed Accounts Receivable set forth in the Final Closing Balance Sheet the collection of which is precluded on the date FW presents to Seller a certificate describing Uncollected Receivables (see Section 8.13) by any applicable statute of limitations expiring after the first anniversary of the Closing Date shall be treated as if it had been paid in full.

                 (b) Upon receipt of full payment by Seller of the Uncollected Receivables described in the certificate presented by FW as set forth in
Section 8.13, FW shall promptly assign in writing to Seller or its designee the Uncollected Receivables specified in such certificate and shall execute all documents and take all action reasonable necessary to effect such assignment. FW will provide Seller with all reasonable necessary available documentation relating to FW's efforts to collect the Uncollected Receivables and all other available documentation reasonably necessary in connection with Seller's collection of any receivables to Seller hereunder. FW agrees to remit promptly to Seller any amount received by FW after the date FW submitted the certificate described above in respect of Uncollected Receivables for which it has received payment from Seller.


                                   ARTICLE XI

                                  TAX MATTERS

                 11.1. Tax Liabilities and Benefits. All Tax liabilities imposed on the Subject Companies, the Finland Assets or the ADC Assets or for which the Subject Companies, the Finland Assets or the ADC Assets may otherwise be liable with respect to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of and paid by Seller, including, without limitation, all Taxes imposed on the Subject Companies, or for which the Subject Companies may be liable, as a result of recognizing income from the sale of assets that is deemed to occur or other recognition of income that is triggered as a result of any election to be made by AIH and Purchasers pursuant to Sections 338(g) and 338(h)(10) of the Code, any provision of foreign law analogous to Section 338 of the Code or any provision of state or local law analogous to Section 338 of the Code; provided, however, that Seller shall not be responsible for any Taxes attributable to sales or other transactions (other than the transactions contemplated by this Agreement) that are not in the ordinary course of business and that occur on the Closing Date but after the Closing. Tax liabilities imposed on the Subject Companies, the Finland Assets and the ADC Assets or for which the Subject Companies, the Finland Assets or the ADC Assets may otherwise be liable with respect to Tax periods or portions thereof beginning after the Closing Date shall be for the account of and paid by Purchaser. For this purpose, Tax liabilities with respect to a period which begins on or before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date as follows:
(a) in the case of Taxes other than income, profits, gains, sales, use or value added Taxes, on a per diem basis, (b) in the case of all Taxes based on income, profits, gains, sales, use or value added, to the portion of such period ending on the Closing Date as though the taxable year or other taxable period of the Subject Companies and Seller terminated at the close of business on the Closing Date and based on accounting methods, elections and conventions that do not have the effect of distorting the allocation of income and expenses within a taxable year.

                 11.2. Tax Returns. (a) Seller shall, consistent with prior year practice, cause AIH to include API and its Subsidiaries located in the United States in the consolidated U.S. federal income Tax Returns and, to the extent permitted by applicable law, in any combined, consolidated or unitary state or local income Tax Returns filed by AIH for all Tax periods or portions thereof ending on or prior to the Closing Date. Seller shall also prepare, or shall cause to be prepared, and thereafter timely file all Tax Returns required to be filed by or with respect to the Subject Companies, the Finland Assets and the ADC Assets for all Tax periods ending on or prior to the Closing Date. All Tax Returns required to be filed by Seller pursuant to this Section 11.2(a) shall be prepared on a basis consistent with the Tax Returns filed by or on behalf of the Subject Companies, the Finland Assets and the ADC Assets for the preceding Tax period. In order to facilitate preparation of such Tax Returns, FW shall, within a reasonable period of time after Seller's written request, provide Seller with such information as Seller shall identify that is reasonably necessary for preparing Tax Returns described in this Section 11.2(a). Such information shall be submitted in a form consistent with prior practice.

                 (b) Purchasers shall prepare, or shall cause to be prepared, all Tax Returns required to be filed by the Subject Companies and with respect to the Finland Assets and the ADC Assets after the Closing Date for all Tax periods beginning on or before and ending after the Closing Date. All such Tax Returns shall be prepared on a basis consistent with the Tax Returns filed by or on behalf of the Subject Companies, the Finland Assets and the ADC Assets for the preceding Tax periods.

                 (c) Purchaser shall, or shall cause the Subject Companies to, prepare and file all Tax Returns required to be filed by the Subject Companies after the Closing Date for all Tax periods beginning after the Closing Date.
In order to facilitate the preparation of Tax Returns, Seller shall, within a reasonable period of time after FW's written request, provide Purchaser with such information as Purchaser shall identify that is reasonably necessary for preparing Tax Returns described in Section 11.2(b) and this Section, 11.2(c). Such information shall be submitted in a form consistent with prior practice.

                 (d) Except as otherwise provided in this Article XI, Seller shall pay (or reimburse the Subject Companies or Purchaser for paying) and Purchasers shall pay (or reimburse Seller for paying) the Taxes reportable on the Tax Returns referred to in Sections 11.2(a), (b) and (c) (and any subsequent adjustments thereto) to the extent provided in Section 11.1. Any reimbursements under this Section 11.2(d) shall be made within ten (10) Business Days of receipt of written notice from Purchaser or Seller that such reimbursement is due.

                 11.3. Indemnification. (a) Seller and its successors shall indemnify, defend and hold harmless Purchasers and each of the Subject Companies and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) on an after-tax basis against and shall be entitled to any refund of (i) all Taxes resulting from, arising out of or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from any breach by Seller of the representations under Section 4.14(c)(ii) or (iv), (ii) all Taxes imposed on Seller or any corporation or entity (other than the Subject Companies) in which Seller or any of its Affiliates has or had at any time a direct or indirect majority equity interest for any taxable year or other taxable period, and (iii) all Taxes allocated to Seller pursuant to
Section 11.1 hereof. FW shall promptly give Seller written notice of all Taxes, losses, claims and expenses which FW has determined may give rise to a right of indemnification under this Section 11.3(a), including a computation of the amount of the required indemnification with sufficient detail and particularity to enable Seller to reasonably determine the amount of such required indemnification.

                 (b) Purchaser and its successors shall indemnify, defend and hold harmless Seller and its successors (and its shareholders, officers, directors, employees and agents) on an after-tax basis against, and shall be entitled to any refund of, all Taxes allocated to Purchaser pursuant to Section
11.1. Seller shall promptly give Purchaser written notice of all Taxes, losses, claims and expenses which Seller has determined may give rise to a right of indemnification under this Section 11.3(b), including a computation of the amount of the required indemnification with sufficient detail and particularity to enable Purchaser to reasonably determine the amount of such required indemnification.

                 (c) The indemnity provided in this Section 11.3 shall be the exclusive indemnity of the parties with respect to Taxes.

                 11.4. Cooperation; Audits. In connection with the preparation of Tax Returns and audit examinations relating to the Subject Companies, the Finland Assets and the ADC Assets by any governmental taxing authority or administrative or judicial proceedings resulting therefrom, Seller, Purchasers and the Subject Companies will cooperate fully with one another, including, but not limited to, the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes. Without limiting the generality of the foregoing, Seller (and its representatives) shall be entitled to examine books and records of the Subject Companies, the Finland Assets and the ADC Assets with respect to any taxable period or portion thereof ending on or prior to the Closing Date, and shall have reasonable access to personnel of the Subject Companies to the extent necessary or helpful for purposes of preparing or amending Tax Returns (including previously filed

Tax Returns) or obtaining Tax refunds relating to the Subject Companies, the Seller or its Affiliates. Seller shall control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to the Tax liability of the Subject Companies, the Finland Assets and the ADC Assets reflected on all Tax Returns with respect to any taxable year or other taxable period ending on or before the Closing Date, including such Tax liability reflected on all Tax Returns for any consolidated or combined group of which Seller and any of the Subject Companies are members with respect to any taxable year or taxable period which, with respect to the Subject Companies, ends on or before the Closing Date but which, with respect to any other member of such consolidated or combined group, ends after the Closing Date. FW shall control the conduct of all other audits or other administrative or judicial proceedings with respect to the Tax liability of the Subject Companies, the Finland Assets and the ADC Assets. Subject to such control:

                 (a) Seller shall give prompt notice to FW of any Tax adjustment proposed pursuant to any such audit or other proceeding controlled by Seller and shall not enter into any settlement or agreement relating to such proposed adjustment which purports to bind a Purchaser or the Subject Companies with respect to any Tax period ending after the Closing Date without Purchaser's written consent, which consent shall not be unreasonably withheld.

                 (b) Purchaser shall give prompt notice to Seller of any Tax adjustment proposed pursuant to any such tax audit or other proceeding controlled by Purchaser, which Tax would be for the account of Seller pursuant to this Article XI, and shall not enter into any settlement or agreement relating to such proposed adjustment without Seller's written consent, which consent shall not be unreasonably withheld.

                 11.5. Section 338 Election. Seller and FW shall jointly complete and make an election under Section 338(g) (with respect to the Subject Companies) and Section 338(h)(10) (with respect to API and its Subsidiaries included in the AIH affiliated group) of the Code on Form 8023A or in such other manner as may be required by rule or regulation of the IRS, and shall jointly make an election in the manner required under any analogous provisions of state or local law with respect to API and its Subsidiaries included in the AIH affiliated group as FW shall designate or as shall be required, concerning the transactions contemplated by this

Agreement. FW shall, with the assistance and cooperation of Seller, prepare on a reasonable basis and in a manner consistent with this Agreement all such
Section 338(g) and Section 338(h)(10) election forms and required attachments to Form 8023A (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws, and FW shall deliver such forms and related documents to Seller at least ninety (90) days prior to the due date of filing. FW shall consult with Seller in preparing such forms and shall not include any position or information therein that is inconsistent with this Agreement. Seller shall deliver to FW, at least forty-five (45) days prior to the due date of filing, such completed forms as are required to be filed under
Section 338 of the Code (and analogous provisions of state or local law).

                 11.6. Valuation and Allocation. Seller and Purchasers agree to allocate the Purchase Price and Assumed Obligations for purposes of any Taxes that may be affected by such allocation in accordance with Section 3.6. Seller and Purchasers will act reasonably and in good faith to reach an agreement promptly after the Closing on a further allocation of the Purchase Price and Assumed Obligations for API and its Subsidiaries to categories of assets as required for purposes of Section 338 under the Code. Neither FW or Seller shall unreasonably withhold consent to the manner of valuation or allocation employed. If FW and Seller are unable to reach a mutually acceptable valuation of assets and allocation of Purchase Price and Assumed Obligations within 120 days after the Closing Date, FW and Seller shall submit the issue to arbitration by a nationally recognized accounting firm as shall be mutually acceptable to FW and Seller for resolution of the disagreement within thirty (30) days, it being agreed that FW and Seller will jointly share the fees and expenses of such accounting firm. The valuations and allocations determined pursuant to this Section 11.6 shall be used for purposes of all relevant Tax Returns, reports and filings, but shall not be relevant or have any effect on any other provision of this Agreement, including, without limitation, on the Preliminary Closing Balance Sheet, the Final Closing Balance Sheet or any calculation based thereon or the allocation made under Section 3.6 of this Agreement except insofar as these other provisions relate to or affect Taxes or Tax Returns.

                 11.7. Tax Sharing Agreements. Seller covenants and agrees that as of the Closing Date there shall be no tax sharing or tax allocation agreements other than this Agreement in effect as between the Subject Companies or any predecessor or affiliate thereof, on the one hand, and Seller or any predecessors or affiliates thereof, on the other hand, under which any Purchaser or the Subject Companies could be liable for any Taxes or other claims of any party after the Closing Date.

                 11.8. Cooperation; Employment Taxes. Seller will cooperate with Purchaser to file all documents necessary and appropriate to secure, to the extent available, the benefits of Section 3121(a)(1) of the Code and
Section 31.3121(a)(1)-1(b) of the Treasury Regulations promulgated thereunder, with the result that Purchaser will be treated as a "successor employers" for purposes of the Federal Insurance Contributions Act provisions in Chapter 21 of the Code and any comparable or analogous provisions of state unemployment tax or disability laws.



                                  ARTICLE XII

                TERMINATION PRIOR TO CLOSING; PURCHASER ELECTION

                 12.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                 (a)  by the mutual written consent of FW and Seller; or

                 (b) by FW or Seller in writing without liability on the part of the terminating party on account of such termination (provided that the terminating party is not otherwise in default or in breach of this Agreement) as provided in Section 8.20; or

                 (c) by FW or Seller in writing without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing Date shall not have occurred on or before November 30, 1995 (such date to be extended as required for the conditions set forth in Sections 6.4, 7.4, 7.5 and 7.8 to be satisfied but in no event beyond December 29,
1995); or

                 (d) by FW or Seller, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if the other party shall (i) fail in any material respect to perform its or their covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) breach or have breached in any material respect any of its representations or warranties contained herein.

                 12.2. Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 10.5(c), 10.6(c), 14.8, 14.9, 14.10, 14.11 and 14.12 and the obligations set forth in the two succeeding sentences of this Section 12.2. Upon any termination of this Agreement each party hereto will redeliver all documents, data (including data held in computerized form) work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same. In addition, each party in receipt of Confidential Information shall either deliver to the party furnishing such Confidential Information or destroy any documents and data (including data held in computerized form), memoranda, notes and other materials prepared by such party or such party's advisors which contain, reflect or are based upon, in whole or in part, Confidential Information, and such destruction shall be certified in writing to the party furnishing the Confidential Information by an authorized officer of the party in receipt of such Confidential Information.


                                  ARTICLE XIII

                          SURVIVAL AND INDEMNIFICATION

                 13.1. Survival of Representations and Warranties. The respective representations and warranties of Seller and FW contained in this Agreement or in any Schedule delivered pursuant hereto shall survive the Closing until March 31, 1998 (other than Section 4.14 (except clauses (c)(ii) and (iv) thereof) which shall not survive the Closing); provided, however, that
(a) the representations and warranties of Seller set forth in Section 4.20 shall survive until expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Sections 4.14(c)(ii) and (iv) shall survive until the expiration of the statute of limitations of the applicable agreement, arrangement or return and (c) the representations and warranties of Seller set forth in Section 4.21 shall survive until the seventh anniversary of the Closing; provided further, however, that the representations and warranties of Seller set forth in Section 4.4 shall survive without limitation.

                 13.2. Indemnification. (a) Seller shall indemnify, defend and hold harmless Purchasers and their respective Affiliates (including the Subject Companies), shareholders, officers, directors, employees, agents, representatives and successors and assigns (each, a "Purchaser Indemnified Party") from and against any and all costs, expenses, losses, damages or liabilities (including, without limitation, reasonable attorneys' fees, consultants fees, reimbursements, interest and any penalties) (collectively, "Losses" and individually, a "Loss") incurred by any Purchaser Indemnified Party arising out of or relating to:

             (i) the breach of any representation or warranty (excluding any representation or warranty made by Seller pursuant to Section 4.14 as to which the sole indemnification right shall be pursuant to
         Section 11.3, and excluding any representation or warranty made by Seller pursuant to Section 4.21, as to which the sole indemnification right shall be pursuant to Section 13.2(a)(iii)) made by Seller in this Agreement or in the Schedules or the Exhibits attached hereto;

             (ii) any claim, including any Environmental Claim, which may be made against a Purchaser Indemnified Party with respect to any Excluded Assets or Excluded Liabilities;

             (iii) (A) any investigation, cleanup, removal, remediation or response action ("Response Action") required by Environmental Law in connection with the actual or alleged presence or Release of Hazardous Materials on Seller Property or Premises on or prior to the Closing Date; and (B) any Environmental Claim or violation of any applicable Environmental Law relating to (x) Seller Property or Premises or (y) the operations of Seller or any of its Affiliates (including, without limitation, each Subject Company), its agents, contractors or subcontractors relating to the Power Generation Business, in the case of (x) and (y) above, limited only to such Losses arising from conditions, events or circumstances occurring or existing on or prior to the Closing Date; provided, however, that as used in clause (A) above, a Response Action required by Environmental Law shall not require the initiation of an Environmental Claim by any governmental agency or private party and shall include a voluntary Response Action by a Purchaser Indemnified Party as long as such Response Action is required by applicable Environmental Law;

             (iv) claims against a Purchaser Indemnified Party arising in connection with death, personal injury or other tort, or property damage (whether based on statute, negligence, strict liability or any other theory) caused by or resulting from, directly or indirectly, the manufacture or sale of any product, or the provision of any construction, design or other services, by the Seller or any of the Subject Companies on or before the Closing Date;

              (v) except to the extent (A) expressly assumed by Purchasers pursuant to this Agreement or required to be assumed by Purchasers by operation of non-U.S. Law, (B) relating specifically to the crediting of past service pursuant to Section 9.2, (C) as provided in Section
         9.6 with respect to "stop-loss" insurance, (D) reflected on the Final Closing Balance Sheet, or (E) arising as a result of the termination of the contracts with the individual persons set forth on Schedule 4.20, (x) any employee benefit plan, program, arrangement, commitment, policy or practice of Seller or to which Seller contributes and (y) any Employee Benefit Plan or the employment or prospective employment by Seller or any Subject Company of any person, in either case described in this clause (y), to the extent attributable to conditions, events or circumstances occurring or existing on or prior to the Closing Date;

             (vi) claims arising from or relating to Pyropower's interest in Multipower, including, without limitation, the litigation referred to on Schedule 4.13; and

            (vii)  each matter listed or referred to on Schedule 4.13 and/or item 10 of Schedule 4.17 attached hereto (or required to be listed on Schedule 4.13) and any other claims and causes of action relating to the facts or circumstances giving rise to such matter.

No claim for indemnification may be made by a Purchaser Indemnified Party under
Section 13.2(a)(i) above unless (1) such claim is made prior to the end of the applicable survival period for such representation and warranty provided in
Section 13.1 above (but the right to indemnification under Section 13.2(a)(i) with respect to timely claims shall remain in full force and effect until such claims are finally resolved) and (2) until Losses suffered by Purchaser Indemnified Parties exceed two hundred and fifty thousand US dollars ($250,000) in the aggregate, at which time each Purchaser Indemnified Party shall have the right to recover an amount equal to all Losses suffered or incurred by such Purchaser Indemnified Party. Seller's obligation to indemnify under Section 13.2(a)(i) shall in no event exceed sixty-five million U.S. dollars ($65,000,000) in the aggregate and shall survive until the respective dates set forth in Section 13.1, except for claims of which Seller has received notice under Section 13.3(c). Seller's obligation to indemnify under Section 13.2(a)(iii) shall in no event exceed twenty-two million five hundred thousand U.S. dollars ($22,500,000) in the aggregate and shall survive for a period of seven (7) years after the Closing Date, except for claims of which Seller has received notice under Section 13.3(c) or (e). Seller's obligation to indemnify under Section 13.2(a)(iv) shall survive for a period of five (5) years after the Closing Date, except for claims of which Seller has received notice under Section 13.3(c). To the extent Seller assigns Subject Company Claims and Ahlstrom Insurance Policies make payment to a Purchaser Indemnified Party, it is understood and agreed that a Loss has been reduced by the amount of such payment and Seller's obligation to indemnify the involved Purchaser Indemnified Party shall be reduced accordingly. To the extent that the Purchasers have been made whole for any Losses in connection with the determination of the Adjusted Closing Payment, the Purchasers shall not be entitled to be indemnified under this Section 13.2.

                 (b) FW shall defend and hold Seller and its respective shareholders, officers, directors, employees, agents, representatives and successors and assigns (each a "Seller Indemnified Party") harmless from and against any Loss or Losses incurred by a Seller Indemnified Party arising out of or relating to:

                 (i) the breach of any representation or warranty made by FW in this Agreement or in the Schedules or the Exhibits attached hereto;

             (ii) any claim made against a Seller Indemnified Party arising out of or resulting from the Assumed Obligations; and

            (iii) any claims asserted against any Seller Indemnified Party from the termination of the employment by a Purchaser or a Subject Company or any other Affiliate of FW of any employee of any of the Subject Companies or of any other individual whose name is set forth on Schedule 4.23(a) (other than those noted as being retained by Seller and other than those employees of ADC not transferred to API pursuant to Section 8.11(c)) on or after the Closing Date.

No claim for indemnification may be made by a Seller Indemnitee under Section 13.2(b)(i) above unless and until Losses suffered by Seller Indemnified Parties exceed two hundred and fifty thousand US dollars ($250,000) in the aggregate, at which time each Seller Indemnified Party shall have the right to recover an amount equal to all Losses suffered or incurred by such Seller Indemnified Party. Purchasers' obligations to indemnify under Section 13.2(b)(i) shall in no event exceed fifteen million U.S. dollars ($15,000,000) in the aggregate.

                 13.3. Indemnification Procedure. (a) Promptly after the incurrence of a Loss or Losses by the party seeking indemnification (the "Indemnified Party") which might give rise to indemnification hereunder (other than Losses for which Seller has agreed to indemnify the Purchaser Indemnified Parties under Section 13.2(a)(vii) which shall be governed by Section 13.4), the Indemnified Party shall deliver to the party from which indemnification is sought (the "Indemnifying Party") a certificate (the "Certificate"), which Certificate shall:

                 (i) state that the Indemnified Party has paid or properly accrued Losses, or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

             (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

                 (b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to the arbitration tribunal as provided in Section 14.11.

                 (c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party, and the payment of expenses). Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party, unless (i) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnifying Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the prior written consent of the Indemnifying Party but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

                 (d) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in paragraph (b), claims for Losses the validity and amount of which have been the subject of arbitral determination as described in paragraph (b) and claims for Losses the validity and amount of which shall have been the subject of a final arbitral determination as described in paragraph (c) are hereinafter referred to, collectively, as "Agreed Claims". Within ten (10) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than one (1) Business Day prior to such payment.

                 (e)  Notwithstanding the foregoing, the procedures in this
Section 13.3(e) shall apply with respect to any Response Action under Section 13.2(a)(iii).

                 (i) Promptly after the assertion of an Environ-mental Claim against any Purchaser Indemnified Party that, in the judgment of such Purchaser Indemnified Party, may result in a Response Action under Section 13.2(a)(iii), such Purchaser Indemnified Party shall deliver to Seller a written notice describing in reasonable detail such claim. Such Purchaser Indemnified Party shall promptly provide Seller with copies of notices, pleadings, documents or other available appropriate information regarding such claim and otherwise shall keep Seller fully advised of the progress of such claim, including without limitation, advance notice of possible settlements, and Seller shall have the right to reasonable access to the relevant property and to relevant documents or records. Seller shall not be liable to indemnify any Purchaser Indemnified Party for any settlement of any such Environmental Claim which was entered without the prior written consent of Seller, which consent shall not be unreasonably withheld, provided, however that if Seller does not agree that such Environmental Claim is subject to the indemnification provisions of Section 13.2(a)(iii) then

Purchaser Indemnified Party shall be free to settle such claim without Seller's consent.

                 (ii)     Prior to initiating any Response Action covered by
Section 13.2(a)(iii), other than in response to an Environmental Claim and other than where events or circumstances warrant immediate action to protect human health or safety or the environment, Purchaser Indemnified Party shall consult with Seller. In the latter case, Purchaser Indemnified Party shall consult with Seller as soon as reasonably possible.

                 (iii) Purchaser Indemnified Party shall have the right to manage and control all discussions with relevant governmental or other authorities and all proceedings regarding such Response Actions under Section 13.2(a)(iii), including without limitation any required investigation, response or remediation, provided, however that Seller and an environmental consultant engaged by Seller ("Seller's Consultant") shall be permitted to review and comment on all relevant documents, plans and reports prior to submission, if any, to the appropriate governmental authorities or if no submission is necessary, within a reasonable time prior to commencement of such Response Action. Purchaser Indemnified Party shall consider in good faith for inclusion in such documents, plans and reports all such comments. Seller and Seller's Consultant also shall be permitted to monitor the Response Action and to review appropriate test results, lab analyses, reports, drafts and other information generated in undertaking and completing any such Response Action, and to have access to split samples for laboratory testing at Seller's expense. Purchaser Indemnified Party and any of its agents conducting Response Action shall generally keep Seller and Seller's Consultant informed of all Response Action and shall be available at reasonable times to respond to all reasonable inquiries regarding such Response Action.

                 (iv) Losses incurred by Purchaser Indemnified Party shall be enumerated in invoices submitted not more frequently than once each calendar month and not less frequently than once every calendar quarter. The invoice shall include reasonable supporting documentation explaining the nature and basis of such Losses and detailed time and rate information and expense reports of any third party consultants, contractors or counsel. Seller shall make full payment of each invoice within thirty (30) days of receipt of such invoice, unless Seller provides prior written notice that it is disputing the amount thereof.

                 13.4. Litigation Matters. Seller shall have the sole and exclusive right and obligation to contest, defend, litigate or settle any of the matters listed or referred to in Schedule 4.13; provided, however that Seller shall not have the right to settle any matter without the prior written consent of FW unless such settlement only involves the payment of money and in connection therewith FW and its Affiliates receive a full and unconditional release from the plaintiff. After the Closing Date FW agrees to cause any Purchaser and each Subject Company to cooperate in all reasonable respects with Seller in connection with such matters provided that such cooperation does not materially interfere with the business and operations of the Power Generation Business as conducted by FW and its Affiliates after the Closing Date.


                                  ARTICLE XIV

                                 MISCELLANEOUS

                 14.1. Entire Agreement. This Agreement (including the Exhibits and Schedules) sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof are superseded by this Agreement.

                 14.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by Seller without prior written consent of FW or by FW to any Person without the prior written consent of Seller. Notwithstanding the foregoing, FW may, by not less than fifteen (15) days prior written notice delivered to Seller, designate one or more Affiliates of it to acquire all or a portion of Stock or Assets or to assume all or a portion of FW's obliga-tions hereunder; provided that such designation shall not relieve FW of any of its obligations hereunder.

                 14.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                 14.4.  Headings.  The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                 14.5. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                 14.6. No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto, Purchaser Indemnified Parties and Seller Indemnified Parties as expressly set forth herein) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

                 14.7. Sales and Transfer Taxes. Seller and FW shall each be responsible for and pay one-half of all applicable sales, stamp, transfer, documentary, use, registration, filing and other similar taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby ("Transfer Taxes"). Seller shall properly file, or shall cause to be properly filed, on a timely basis all necessary returns, reports, forms and other documentation with respect to any Transfer Taxes and provide evidence of payment of all Transfer Taxes.

                 14.8. Expenses. Except as otherwise provided in this Agreement, Seller and Purchasers shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their own financial consultants, accountants and counsel.

                 14.9. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                 if to a Purchaser, to:

                 Foster Wheeler Corporation
                 Perryville Corporation Park
                 Service Road East 173
                 Clinton, New Jersey  08809-4000
                 Telecopy Number:  908-730-4149
                 Attention:  Steven I. Weinstein, Esq.

                 with a copy to:

                 White & Case
                 1155 Avenue of the Americas
                 New York, New York  10036
                 Telecopy Number:  (212) 354-8113
                 Attention:  William F. Wynne, Jr., Esq.

                 if to any Seller, to:

                 A. Ahlstrom Corporation
                 P. O. Box 329
                 Etelaesplanadi 14
                 FIN-00101 Helsinki
                 Telecopy Number:  35805039709
                 Attention:  Karl-Erik Palin, Esq.

                 with a copy to:

                 Cleary, Gottlieb, Steen & Hamilton
                 One Liberty Plaza
                 New York, New York  10006
                 Telecopy Number:  (212) 255-3999
                 Attention:  Richard S. Lincer, Esq.


or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

                 14.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN WITH RESPECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND OTHER THAN WITH RESPECT TO ANY ISSUE OF ARBITRATION THAT MAY BE GOVERNED BY THE LAWS

OF THE UNITED STATES, AS TO WHICH THE FEDERAL ARBITRATION ACT, TITLE 9, UNITED STATES CODE, AND THE 1958 UNITED NATIONS CONVENTION ON THE RECOGNITION AND ENFORCEMENT OF FOREIGN ARBITRAL AWARDS SHALL APPLY).

                 14.11. Arbitration. (a) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof, shall be referred to, and finally settled by, arbitration under and in accordance with rules of Conciliation and Arbitration of the International Chamber of Commerce's International Court of Arbitration (the "ICC") then in effect, which rules are deemed to be incorporated by reference into this clause.

                 (b) The arbitration tribunal shall consist of three arbitrators. One arbitrator shall be nominated by each party, and those two arbitrators shall agree upon the third arbitrator, who shall act as chair of the arbitration tribunal; provided that if, at the end of the thirty (30) day period immediately following the nomination of the arbitrators nominated by each party, such arbitrators are unable to agree upon the third arbitrator, such third arbitrator shall be appointed by the ICC.

                 (c) The place of arbitration shall be London, England (provided, however, that arbitration proceedings may take place other than in London if the parties so agree) and the award shall be deemed to have been made in London. The language to be used in the arbitral proceedings shall be English. The award shall be in writing and state the reasons upon which it is based. Such award may be made public only with the consent of the parties.
Any monetary award shall be made in United States Dollars. The award shall be final and binding on the parties. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

                 (d) The arbitration tribunal shall not have power to award special, indirect, consequential or punitive damages, and each party hereto hereby irrevocably waives and relinquishes any right to such damages. The arbitration tribunal may award interest at commercial rates and may also award interim relief and grant specific performance.

                 14.12. Publicity. Except as otherwise required by applicable laws or regulations, neither Seller nor any Purchaser shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof, such consent not to be unreasonably withheld.

                 14.13. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

                 14.14. Currency Conversion. The following amounts shall be converted from Finnish markka to US dollars at the exchange rate printed in the eastern edition of THE WALL STREET JOURNAL (the "Exchange Rate") as of the following dates:

                 (a) for the Closing Payment, the Exchange Rate as of the Business Day immediately preceding the Closing Date;

                 (b) for Purchase Price adjustments and other amounts paid pursuant to Sections 3.2, 3.3, 3.4 and 3.5, the Exchange Rate as of the Business Day immediately preceding the date on which such adjustment or payment is required to be made;

                 (c) for the determination of the Guaranteed Contribution I Amount, the Exchange Rate as of the Business Day immediately preceding the Contribution I Determination Date;

                 (d) for the determination of the Guaranteed Cash Amount, the Exchange Rate as of the Business Day immediately preceding the Cash Guaranty Determination Date;

                 (e) for the determination of Booking Payments, the Exchange Rate on the day immediately preceding the last day of the month in which each such Booking is made, provided that if the currency risk relating to a Booked Contract is hedged, the Bookings Payment associated therewith shall be converted from Finnish markka to US dollars at the rate set forth in the currency hedge contract;

                 (f) for the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet, the Exchange Rate on the Business Day immediately preceding the Closing Date.

                 IN WITNESS WHEREOF, each of FW and Seller has caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.

                                                FOSTER WHEELER CORPORATION



                                                By:____________________________
                                                   Name:
                                                   Title:


                                                A. AHLSTROM CORPORATION



                                                By:____________________________
                                                   Name:
                                                   Title: